Execution Version
$270,000,000 REVOLVING CREDIT FACILITY

among

TABOOLA.COM LTD,

as the Company,

TABOOLA, INC.,

as the Borrower,

The Several Lenders and L/C Issuers
from Time to Time Parties Hereto,

and

BANK OF AMERICA, N.A.,
as Swing Line Lender, an L/C Issuer, Administrative Agent and Collateral Agent
Dated as of March 18, 2025

BANK OF AMERICA, N.A., CITIBANK, N.A., LONDON BRANCH AND VALLEY NATIONAL BANK,
as Joint Lead Arrangers and Joint Bookrunners,

and

Citibank, N.A., London Branch and Valley National Bank,
as Syndication Agents

TABLE OF CONTENTS

Page
1.1.    Defined Terms    1
1.2.    Other Definitional Provisions    45
1.3.    Currency Conversion    46
1.4.    Terms Generally; Pro Forma Calculations    47
1.5.    Classification of Loans and Borrowings    50
1.6.    Interest Rates    50
1.7.    Letter of Credit Amounts    50
SECTION 2.    AMOUNT AND TERMS OF LOANS AND COMMITMENTS    50
2.1.    [Reserved]    50
2.2.    Revolving Commitments    50
2.3.    Letters of Credit    51
2.4.    Swing Line Loans    59
2.5.    Procedure for Revolving Loan Borrowing    61
2.6.    Commitment Fees    63
2.7.    Termination or Reduction of Revolving Commitments    63
2.8.    Fees, etc.    64
2.9.    [Reserved]    64
2.10.    Optional Prepayments    64
2.11.    Mandatory Prepayments    64
2.12.    [Reserved]    65
2.13.    [Reserved]    65
2.14.    Interest Rates and Payment Dates    65
2.15.    Computation of Interest and Fees; Interest Elections    65
2.16.    Inability to Determine Interest Rate    66
2.17.    Pro Rata Treatment and Payments    68
2.18.    Requirements of Law    69
2.19.    Taxes    71
2.20.    Indemnity    76
2.21.    Change of Lending Office    76
2.22.    Replacement of Lenders    77
2.23.    [Reserved]    77
2.24.    Extension of the Facilities    77
2.25.    Incremental Loan Extensions    80
2.26.    Cash Collateral    84
2.27.    Defaulting Revolving Lenders    85
2.28.    Refinancing Facilities    87
SECTION 3.    [RESERVED]    88
SECTION 4.    REPRESENTATIONS AND WARRANTIES    88
4.1.    Financial Condition    88
4.2.    No Change    88
i

4.3.    Existence; Compliance with Law    88
4.4.    Power; Authorization; Enforceable Obligations    89
4.5.    No Legal Bar    89
4.6.    Litigation    89
4.7.    No Default    89
4.8.    Ownership of Property    89
4.9.    Intellectual Property    90
4.10.    Taxes    90
4.11.    Federal Regulations    90
4.12.    Labor Matters    90
4.13.    ERISA    90
4.14.    Investment Company Act; Other Regulations    91
4.15.    Subsidiaries    91
4.16.    Use of Proceeds    91
4.17.    Environmental Matters    91
4.18.    Accuracy of Information, etc    91
4.19.    Security Documents    92
4.20.    Solvency    93
4.21.    Anti-Corruption Laws; Sanctions and Patriot Act    93
4.22.    EEA Financial Institutions    93
4.23.    Israeli Companies Law    93
4.24.    Outbound Investment Rules    93
SECTION 5.    CONDITIONS PRECEDENT    93
5.1.    [Reserved]    93
5.2.    Conditions to the Closing Date    93
5.3.    Conditions to Extensions of Credit    95
SECTION 6.    AFFIRMATIVE COVENANTS    96
6.1.    Financial Statements    96
6.2.    Certificates; Other Information    97
6.3.    Payment of Taxes    98
6.4.    Maintenance of Existence; Compliance    98
6.5.    Maintenance of Property; Insurance    98
6.6.    Inspection of Property; Books and Records; Discussions    99
6.7.    Notices    99
6.8.    Environmental Laws    99
6.9.    Additional Collateral, etc.    99
6.10.    Designation of Subsidiaries    101
6.11.    Post-Closing Real Estate Deliverables    102
6.12.    Post-Closing Obligations    103
6.13.    Holding Company Reorganization    103
6.14.    Outbound Investment Rules    104
SECTION 7.    NEGATIVE COVENANTS    104
7.1.    Financial Covenant    104

7.2.    Indebtedness    104
7.3.    Liens    108
7.4.    Fundamental Changes    112
7.5.    Disposition of Property    113
7.6.    Restricted Payments    116
7.7.    Investments    117
7.8.    Transactions with Affiliates    121
7.9.    Sales and Leasebacks    123
7.10.    Changes in Fiscal Periods    123
7.11.    Negative Pledge Clauses    123
7.12.    Lines of Business    125
7.13.    Optional Payments and Modifications of Subordinated Indebtedness    125
7.14.    Use of Proceeds    126
SECTION 8.    EVENTS OF DEFAULT    126
SECTION 9.    THE AGENTS    128
9.1.    Appointment and Authority    128
9.2.    Rights as a Lender    129
9.3.    Exculpatory Provisions    129
9.4.    Reliance by Administrative Agent    130
9.5.    Delegation of Duties    130
9.6.    Resignation of Administrative Agent    131
9.7.    Non-Reliance on the Agents and the Other Lenders    132
9.8.    No Other Duties, Etc    133
9.9.    Administrative Agent May File Proofs of Claim; Credit Bidding    133
9.10.    Lender Cash Management Agreements and Lender Hedge Agreements    134
9.11.    Certain ERISA Matters    134
9.12.    Recovery of Erroneous Payments    135
SECTION 10.    MISCELLANEOUS    135
10.1.    Amendments and Waivers    135
10.2.    Notices; Effectiveness; Electronic Communications    137
10.3.    No Waiver; Cumulative Remedies    139
10.4.    Survival of Representations and Warranties    139
10.5.    Expenses; Limitation of Liability; Indemnity, Etc.    139
10.6.    Successors and Assigns; Participations and Assignments    141
10.7.    Adjustments; Set-off    146
10.8.    Electronic Execution; Electronic Records; Counterparts    147
10.9.    Severability    148
10.10.    Integration    148
10.11.    GOVERNING LAW    148
10.12.    Submission To Jurisdiction; Waivers    148
10.13.    Releases of Guarantees and Liens    149
10.14.    Confidentiality    150
10.15.    WAIVERS OF JURY TRIAL    151
10.16.    Patriot Act    151

10.17.    No Fiduciary Duty    152
10.18.    Usury    152
10.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    152
10.20.    Conversion of Currencies    153
10.21.    Several Obligations    153
10.22.    MIRE Events    153
10.23.    Acknowledgment Regarding Any Supported QFCs    153

SCHEDULES:
1.1A    Commitments
1.1B    Mortgaged Property
1.1C    Loan Parties
1.1D    Excluded Subsidiary
4.4    Consents, Authorizations, Filings and Notices
4.15    Subsidiaries
4.19(a)    Financing Statements/Filing Offices
6.12    Post-Closing Obligations
7.2(c)    Existing Indebtedness
7.3(f)    Existing Liens
7.5    Dispositions
7.7(h)    Existing Investments
7.8    Transactions with Affiliates
7.11    Negative Pledge
10.2    Funding Office, Certain Addresses for Notices
EXHIBITS:
A-1    Form of Guarantee Agreement
A-2    Form of Collateral Agreement
A-3    Form of Israeli Share Pledge Agreement
A-4    Form of Israeli Floating Charge Debenture
A-5    Form of Israeli Intellectual Property Rights Fixed Charge Debenture
B    Form of Compliance Certificate
C    Form of Assignment and Assumption
D-1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-2    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
D-3    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
D-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E    Form of Solvency Certificate
F    Form of Administrative Questionnaire
G    Form of Committed Loan Notice
H    Form of Swing Line Notice

ANNEXES:
A    Pricing Grid for Revolving Facility
v

CREDIT AGREEMENT, dated as of March 18, 2025, among Taboola.com Ltd, a limited liability company organized under the laws of the State of Israel (the “Company”), Taboola, Inc., a Delaware corporation (the “Borrower”), as the borrower, each lender from time to time party to this Agreement (collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer, and each other L/C Issuer from time to time party hereto.
RECITALS
WHEREAS, the Borrower has incurred term loans (the “Predecessor Term Loans”) and established revolving credit commitments (the “Predecessor Revolving Commitments”) under that certain Credit Agreement, dated as of September 1, 2021 (as amended, supplemented or otherwise modified on or prior to the date hereof, the “Predecessor Credit Agreement”), among the Company, the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent;
WHEREAS, the Borrower has requested that each Revolving Lender provide to the Borrower the Revolving Facility on the terms and subject to the conditions set forth herein;
WHEREAS, the Borrower has requested that each L/C Issuer issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein;
WHEREAS, the Lenders and L/C Issuers are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein; and
WHEREAS, the Borrower intends to repay the Predecessor Term Loans in full with the proceeds of a Borrowing hereunder and terminate the Predecessor Revolving Commitments and terminate and release all guarantees and security interests with respect thereto (collectively, the “2025 Refinancing”), in each case, on the Closing Date.
NOW, THEREFORE, the parties hereto hereby agree as follows:
Section 1.DEFINITIONS
1.1.Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Additional Lender”: as defined in Section 2.25(b).
“Additional Refinancing Lender”: as defined in Section 2.28(a).
“Additional Term Loan Commitment”: any term loan commitment added hereunder pursuant to Sections 2.25 or 2.28.
“Additional Term Loans”: any term loan added hereunder pursuant to Sections 2.25 or 2.28.
“Adjustment Date”: as defined in the Pricing Grid.
“Administrative Agent”: Bank of America, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.

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“Administrative Questionnaire”: an Administrative Questionnaire in substantially the form of Exhibit F or such other form as may be approved from time to time by the Administrative Agent.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, at any time, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Affiliated Lender”: as defined in Section 10.6(k).
“Agents”: the collective reference to the Arrangers, the Joint Bookrunners, the Syndication Agents, the Collateral Agent and the Administrative Agent.
“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
“Agreement Currency”: as defined in Section 10.20(b).
“All-in Yield”: with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case, payable generally to the applicable lenders; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity; provided further that “All-in Yield” shall exclude structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith that are not shared with all lenders providing such facility and any other fees not paid by the Borrower generally to all lenders providing such facility ratably or, if only one lender (or affiliated group of lenders) is providing such facility, are fees of the type not customarily shared with lenders generally).
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Creditor”: as defined in Section 10.20(b).
“Applicable Intercreditor Agreement”: a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable.
“Applicable Margin”: (a) [reserved] and (b) for each Type of Revolving Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Term SOFR Loans and Daily Simple SOFR Loans
0.75%	1.75%

provided that from and after the first Adjustment Date occurring after the completion of the first fiscal quarter ending after the Closing Date, the Applicable Margin with respect to Revolving Loans will be determined pursuant to the Pricing Grid.
Notwithstanding the foregoing, (i) the Applicable Margin in respect of any Class of Incremental Term Loans or Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment, (ii) the Applicable Margin in respect of any Class of Refinancing Term Loans or Revolving Loans of a given Refinancing Series shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment, (iii) the Applicable Margin in respect of any Class of Extended Term Loans or Revolving Loans of a given Extension Series shall be the applicable percentages per annum set forth in the relevant Extension Amendment and (iv) [reserved].
“Applicable Percentage”: in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.27. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of such Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Arrangers”: Bank of America, Citibank, N.A., London Branch and Valley National Bank.
“Assignee”: as defined in Section 10.6(c).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
“Assignor”: as defined in Section 10.6(c).
“Available Amount”: at any time, an amount equal to, without duplication:
(a)    the sum of:
(i)    greater of (x) $70,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis; plus
(ii)    the CNI Growth Amount; plus
(iii)    the amount of any capital contributions to or other proceeds of any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary) received by the Company or any of its Subsidiaries, plus the fair market value (as determined by the Company in good faith) of Cash Equivalents, marketable securities or other property received by the Company or any Subsidiary as a capital contribution or in return for any issuance of Qualified Capital Stock (other than any amounts received from the Company or any Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus
(iv)    the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Company or any Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Company or any Subsidiary), which has been converted into or exchanged for Capital Stock of the Company or any Subsidiary that does not constitute Disqualified Capital Stock, together with the fair market value of any cash or Cash Equivalents (as determined by the Company in good faith) and the fair market value (as determined by the Company in good faith) of any property or assets received by the Company or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus
(v)    the net proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Company or any Subsidiary) of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (vi) and (vii)(c), not to exceed the original Investment; plus
(vi)    to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Company or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made pursuant to Section 7.7(l) in an amount, together with amounts added pursuant to clauses (v) and (vii)(c), not to exceed the original Investment; plus
(vii)    an amount equal to the sum of (a) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary that has been redesignated as a Subsidiary, (b) the amount of any Investments by the Company or any Subsidiary pursuant to Section 7.7(l) in any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Subsidiary and (c) the fair market value (as determined by the Company in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that is not a Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time in an amount not to exceed, together with amounts added pursuant to clauses (v) and (vi), the Investments made in such Unrestricted Subsidiary or Joint Venture pursuant to Section 7.7(l); plus
(viii)    [reserved]; plus
(ix)    [reserved]; minus
(b)    an amount equal to the sum of (i) Restricted Payments made pursuant Section 7.6(e), plus (ii) Restricted Debt Payments made pursuant to Section 7.13(e), plus (iii) Investments made pursuant to

Section 7.7(l), in each case,, during the period from and including the day immediately following the Closing Date through and including such time.
“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America”: Bank of America, N.A.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Term SOFR plus 1.00%. Any change in Base Rate due to a change in the Federal Funds Rate or the Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Rate or the Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Base Rate shall be determined without reference to clause (b) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than (x) [reserved] or (y) with respect to the Revolving Loans, 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan”: a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification”: with respect to the Borrower, to the extent the Borrower is a “legal entity customer” as such term is defined in the Beneficial Ownership Regulation, a certification regarding beneficial ownership substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“BHC Act Affiliate”: in respect of a party, an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: has the meaning ascribed to such term in the preamble hereto.
“Borrower Materials”: as defined in Section 6.2.
“Borrowing”: any Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: as defined in Section 4.17(b).
“Business Day”: a day (other than a Saturday or a Sunday) on which banks are open for business in New York City and Chicago; provided that, in addition to the foregoing, a Business Day shall be, in relation to Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Term SOFR Loans, or any other dealings of such Term SOFR Loans, any such day that is only a U.S. Government Securities Business Day.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any Finance Lease, and for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash” or “cash”: money, currency or a credit balance in any deposit account, in each case determined in accordance with GAAP.
“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of L/C Obligations or Swing Line Loans (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuers or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (together with any successor thereto, “S&P”), P-2 by Moody’s Investors Service, Inc. (together with any successor thereto, “Moody’s”) or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P, P-1 by Moody’s or F1 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, (i) equivalents of the investments described in clause (a) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates, (ii) equivalents of the investments described in clause (b) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the acquisition thereof combined capital and surplus of not less than $250,000,000 and (iii) without limiting the foregoing sub-clauses (i) and (ii) of this clause (j), investments equivalent to those referenced in clauses (a) through (f) above denominated in foreign currencies and used by the Company for cash management purposes in the ordinary course of business consistent with past practice to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (a) through (i) above.
“Cash Management Obligations”: any obligation of the Company or any of its Subsidiaries in respect of (i) cash netting, overdrafts and related liabilities that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions including in connection with deposit accounts and (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued to or for the benefit or account of the Company or any of its Subsidiaries or their respective employees. For the avoidance of doubt, the parties agree that any Cash Management Obligation that was permitted to be entered into or designated as a Cash Management Obligation under this Agreement at the time such obligation was entered into or so designated shall continue to be secured by the Collateral even though a limitation under this Agreement may be exceeded solely as a result of a change in the currency exchange rates from the currency exchange rates applicable at the time such Cash Management Obligation was entered into or designated.
“CFC”: each Person, other than a Person organized under the laws of the State of Israel, that is a direct or indirect Subsidiary of a U.S. Person (to the extent such Subsidiary is treated as a corporation for U.S. federal income tax purposes) and a “controlled foreign corporation” as defined in Section 957 of the Code.
“CFC Holding Company”: a direct or indirect Domestic Subsidiary of the Company with no material assets other than Capital Stock or debt that is treated as equity for United States federal income tax purposes of (a) one or more CFCs or (b) one or more CFC Holding Companies.
“Change of Control”: means the earliest to occur of:
(a)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company (or, to the extent applicable, the Holding Company) on a fully diluted basis as of the Closing Date and (iii) any underwriter in connection with any IPO, of Capital Stock representing more than 35% of the total voting power of all of the outstanding voting Capital Stock of the Company (or, to the extent applicable, the Holding Company); and
(b)    the Borrower ceasing to be a direct Wholly Owned Subsidiary of the Company.
Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred pursuant to clause (a) above at any time if the Persons who directly or indirectly beneficial own a majority of the aggregate ordinary voting power of the Company on a fully diluted basis as of the Closing Date have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of the Company.
Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis, the issued and outstanding Capital Stock of the Company owned, directly or indirectly, by any direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the Company on a fully diluted basis that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more of the direct or indirect beneficial owners of a majority of the aggregate ordinary voting power of the

Company on a fully diluted basis hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.
Notwithstanding the foregoing, a Holding Company Reorganization shall not constitute a Change of Control.
“Charge”: any fee, loss, charge, expense, cost, accrual or reserve of any kind.
“Class”: (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series or Incremental Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Revolving Loans under Other Revolving Commitments, Refinancing Term Loans of a given Refinancing Series, Extended Term Loans of a given Extension Series or Incremental Term Loans. Revolving Commitments, Extended Revolving Commitments, Incremental Commitments, Other Revolving Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 are satisfied or waived in accordance with Section 10.1.
“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“CNI Growth Amount”: at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the fiscal quarter of the Company during September 1, 2021 and including the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1 (treated as one accounting period) minus an amount equal to usage of the CNI Growth Amount (as defined in the Predecessor Credit Agreement) prior to the Closing Date for Restricted Payments, Investments and Restricted Debt Payments (each as defined in the Predecessor Credit Agreement) under the Predecessor Credit Agreement.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document.

“Collateral Agent”: the Administrative Agent, in its capacity as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, or any successor administrative agent.
“Collateral Agreement”: the Collateral Agreement dated as of the Closing Date executed and delivered by the Company, the Borrower and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.
“Commitment”: as to any Lender, the sum of the Revolving Commitment of such Lender.
“Commitment Fee Rate”: 0.20% per annum; provided that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter ending after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.
“Committed Loan Notice”: a notice of (a) a Term Loan Borrowing, (b) a Revolving Loan Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans, pursuant to Section 2.5(a), which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.
“Communication”: this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company”: as defined in the preamble hereto.
“Company Stock”: Capital Stock of the Company that constitutes “margin stock” within the meaning of Regulation U.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Conforming Changes”: with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated EBITDA”: for any period, Consolidated Net Income for such period; plus, without duplication and, to the extent deducted (and not added back) (or, in the case of clauses (g), (l), (n) and (t), to the extent not included) in calculating Consolidated Net Income for such period, the sum of:
(a)    income tax expense,
(b)    Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with Indebtedness (including with respect to the Loans and Indebtedness incurred in connection with the Transactions),
(c)    depreciation and amortization expense and impairment charges,
(d)    all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness,
(e)    any other non-cash charges (excluding any such charge that constitutes an accrual of or a reserve for cash charges for any future period),
(f)    restructuring charges or reserves including write-downs and write-offs, including any one-time costs incurred in connection with acquisitions or dispositions and costs related to the closure, consolidation and integration of facilities, information technology infrastructure and legal entities, and severance and retention bonuses,
(g)    (i) pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies, in each case, related to any Specified Transaction consummated by the Company or any of its Subsidiaries and projected by the Company in good faith to result from actions taken or expected to be taken (in the good faith determination of the Company) within 18 months after the date any such Specified Transaction is consummated, and (ii) any pro forma adjustments, “run rate” cost savings, operating expense reductions and cost synergies projected by the Company in good faith to result from actions either taken or expected to be taken (including in connection with any restructuring initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs) within 18 months after the date of determination to take such action (any such pro forma adjustments, “run rate” cost savings, operating expense reductions or synergies set forth in clauses (i) and (ii), “Expected Cost Savings”) (in each case, calculated on a Pro Forma Basis as though the full recurring benefit of such Expected Cost Savings had been realized in full on the first day of such period); provided that (A) such Expected Cost Savings are reasonably identifiable and factually supportable, and (B) no Expected Cost Savings shall be added pursuant to this clause (g) to the extent of the amount of actual benefits realized from such actions and to the extent duplicative of any expenses or charges relating to such Expected Cost Savings that are included in clause (a) through (f) above or (h) through (t) below,
(h)    cash expenses relating to customary earn outs and similar obligations to the extent constituting Indebtedness;
(i)    fees and the amount of loss or discount on the sale of accounts receivables and related assets in connection with a Permitted Receivables Financing;

(j)    any charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four fiscal quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Company in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four fiscal quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);
(k)    unrealized net losses in the fair market value of any arrangements under Hedge Agreements;
(l)    the amount of any cash from operations actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;
(m)    the amount of any non-controlling interest or minority interest charge consisting of income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;
(n)    any other adjustments, exclusions and add-backs reflected in the financial model delivered to the Arrangers on or about February 27, 2025 (the “Company Model”);
(o)    charges, expenses and costs in anticipation of, or preparation for, standalone compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges, expenses and costs in anticipation of, or preparation for, compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act, as applicable to companies with equity or debt securities held by the public and the rules of national securities exchange for companies with listed equity or debt securities, including listing fees;
(p)    any costs, expenses, fees, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Company or any of its Subsidiaries, together with any related provision for taxes;
(q)    consulting fees, advisory fees, financing fees incurred and taxes incurred or accrued in connection with the Acquisition;
(r)    costs and expenses incurred in connection with the preparation, negotiation and delivery of the Loan Documents;
(s)    any net charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Company, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period; and
(t)    the amount of incremental contract value that the Borrower in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing, volume initiatives, inventory optimization, cost rationalization and supply-chain optimization and/or (ii) the entry into (and performance under) binding and effective new agreements (including purchase orders) with new customers or, if generating value, binding and effective new agreements (or amendments to existing agreements) (including purchase orders) with existing customers (clauses (i) and (ii) collectively, “New Contracts”) during such period had such New Contracts been effective and had performance thereunder commenced as of the beginning of such period (including, without limitation, such incremental contract value attributable to New Contracts that are in excess of (but without duplication of) contract value attributable to New Contracts that has been actually realized as Consolidated EBITDA contribution during such period) as long as such incremental contract value is reasonably identifiable and factually supportable; provided that such value shall be calculated on a Pro Forma Basis as though the full run rate effect of such value had been realized as Consolidated EBITDA contributed on the first day of such period;
minus, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income, (b) any non-cash income and (c) unrealized net gains in the fair market value of any arrangement under Hedge Agreements, all as determined on a consolidated basis.
“Consolidated First Lien Debt”: as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on the Collateral.
“Consolidated Interest Expense”: for any period, total cash interest expense of the Company and its Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) all premiums and interest rate hedge termination costs in connection with any purchase or redemption of any Indebtedness, (ii) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with this Agreement or the consummation of the Transaction, (iii) annual agency fee, paid to the Administrative Agent, (iv) fees and expenses associated with any Investment permitted pursuant to Section 7.7 or any issuance of Capital Stock or Indebtedness permitted hereunder (whether or not consummated), (v) any interest component relating to the accretion or accrual of discounted liabilities and (vi) any writeoff of unamortized debt issuance costs upon any prepayment of any Indebtedness), net of cash interest income. Notwithstanding the foregoing, in the event that Company or a Subsidiary has entered into an operating lease in connection with a Permitted Sale/Leaseback, then Consolidated Interest Expense for any period shall be deemed to be increased by the interest component of lease payments under such operating lease made during such period.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:
(a)    the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries;

(b)    the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions;
(c)    the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;
(d)    any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles;
(e)    any gain or charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);
(f)    (i) any unrealized or realized net foreign currency transactional gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any transactional gains or charges relating to assets and liabilities denominated in a currency other than a functional currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement;
(g)    any net income or charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any derivative transaction under a Hedge Agreement;
(h)    non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to employees of the Company or any Subsidiary pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting;
(i)    any charge that is established, adjusted and/or incurred (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;
(j)    any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) amortization of intangible assets and (iii) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);
(k)    fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Disposition, any casualty event or any amendments or waivers of the Loan Documents, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated;
(l)    non cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest) or the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);
(m)    the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof; and
(n)    any extraordinary, exceptional or nonrecurring gains or losses.
“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.
“Consolidated Total Debt”: at any date, the aggregate principal amount of debt of the Company and its Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted Investment), consisting of Indebtedness for borrowed money, obligations evidenced by notes, bonds (excluding surety bonds), debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement), purchase money indebtedness and Capital Lease Obligations.
“Contingent Purchase Price Obligations”: any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with any acquisition to the extent such obligations are a liability on the consolidated balance sheet of the Company in accordance with GAAP.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covered Agreement”: as defined in Section 7.11(c).
“Covered Entity”: any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party”: as defined in Section 10.23.
“Credit Agreement Refinancing Indebtedness”: Indebtedness constituting (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that (i) such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (ii) the other terms and conditions of such Indebtedness shall not be materially more restrictive (taken as a whole) on the Company and its Subsidiaries (as determined by the Company in good faith) than those applicable to the Refinanced Debt being refinanced or replaced (except for covenants or other provisions (I) that reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Company in good faith), (II) that are reasonably satisfactory to the Administrative Agent, (III) that are applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness, or (IV) that are also added for the benefit of each Facility remaining outstanding (provided that, in the case of each of clauses (I), (II) and (IV), if any financial maintenance covenant for the benefit of any Credit Agreement Refinancing Indebtedness is added or is more restrictive than the financial maintenance covenants then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility), and (iii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Party”: collectively, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the L/C Issuers and the Lenders.
“Current Assets”: at any date, all assets of the Company and its Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Company and/or any Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).
“Current Liabilities”: at any date, all liabilities of the Company and its Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposure, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Company and/or any Subsidiary, (ix) the current portion of any Finance Lease and the current portion of any Non-Finance Lease Obligation that is otherwise required to be capitalized, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements, (xi) the current portion of any current or deferred pension plan liabilities and (xii) the current portion of any other long term liability for borrowed money.
“Daily Simple SOFR” : for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published on the NYFRB’s Website; provided that if Daily Simple SOFR determined in accordance with either of the foregoing provision of this definition would otherwise be less than 0.00%, Daily Simple SOFR shall be deemed 0.00% for purposes of this Agreement.
“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: subject to Section 2.27(j) any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company, any L/C Issuer, the Swing Line Lender and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect company that has, (i) become the subject of any bankruptcy or insolvency proceeding, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (but excluding any receiver, custodian, conservator, trustee, administrator or similar Person appointed by a regulatory authority under or based on the applicable law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender) upon delivery of written notice of such determination to the Company and each Lender.
“Designated Non-Cash Consideration”: the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any Subsidiary in connection with any Disposition pursuant to Section 7.5(h) that is designated as Designated Non-Cash Consideration by a Responsible Officer of the Company (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.
“Disposition”: with respect to any property or right, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than any transaction for purposes of collateral or security to the extent permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock of the Company which is not Qualified Capital Stock. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Disqualified Lender”: (i) competitors of the Company and its Subsidiaries identified from time to time to the Administrative Agent, (ii) persons identified to the Arrangers prior to the Closing Date (the list of such Persons identified pursuant to clauses (i) and (ii), the “Disqualified Lenders List”) and (iii) in each case of clauses (i) and (ii), any of such person’s Affiliates that are (x) clearly identifiable solely by similarity of name or (y) identified in writing by the Company from time to time to the Administrative Agent; provided that, notwithstanding anything herein to the contrary, (A) in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any Loans or Commitments under the Facilities that is otherwise permitted hereunder and (B) no supplements shall become effective until three Business Days after delivery by the Borrower to the Administrative Agent of such supplement by electronic mail in accordance with Section 10.2.
“Disqualified Lenders List”: as defined in clause (ii) of the definition of “Disqualified Lender”, as the same may be supplemented from time to time pursuant to clauses (i) and (iii)(y) of the definition of “Disqualified Lender”.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“EMU”: Economic and Monetary Union as contemplated in the Treaty.
“Environmental Laws”: as to any Person, any and all Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (solely as it relates to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Assets”: as defined in the Collateral Agreement.
“Excluded Subsidiary”: (i) any Foreign Subsidiary or any CFC, in each case that is not organized under the laws of the State of Israel, (ii) subject to Section 10.13, any Subsidiary that is not a Wholly Owned Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Finance Subsidiary or any Special Purpose Finance Subsidiary, (v) any CFC Holding Company, (vi) any Subsidiary of a CFC or a CFC Holding Company, (vii) any Unrestricted Subsidiary, (viii) any Subsidiary that is prohibited by applicable law existing on the Closing Date or by applicable law or contractual obligation existing on the Closing Date or at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (including pursuant to Indebtedness permitted to be incurred hereunder as assumed Indebtedness if the terms of such Indebtedness prohibit such Subsidiary from guaranteeing the Obligations) (so long as such contractual obligation is not in favor of the Company or any subsidiary of the Company or entered into in contemplation of such formation or acquisition) from providing a guarantee under the Guarantee Agreement or from having a Lien on its Capital Stock to secure the Obligations, as the context may require, for so long as such prohibition exists, or if such guarantee or such Lien, as the context may require, would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained, it being understood that the Company shall have no obligation to obtain any such consent, approval, license or authorization), (ix) any Subsidiary that is a not-for-profit organization, broker dealer, captive insurance subsidiaries and other special purpose subsidiaries, (x) any Subsidiary whose provision of a guarantee would result in materially adverse tax consequences to the Company and its Subsidiaries as reasonably determined by the Company, (xi) any Subsidiary listed in Schedule 1.1D hereto on the Closing Date and (xii) any other Subsidiary with respect to which, in the reasonable judgment of the Company, the burden or cost (including any adverse tax consequence) of providing a guarantee under the Guarantee Agreement or a Lien on its Capital Stock to secure the Obligations, as the context may require, will outweigh the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation”: with respect to any Guarantor (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Existing Revolver Tranche”: as defined in Section 2.24(a).
“Existing Term Loan Tranche”: as defined in Section 2.24(a).
“Expected Cost Savings”: as defined in the definition of “Consolidated EBITDA”.
“Extended Revolving Commitments”: as defined in Section 2.24(a).
“Extended Term Loans”: as defined in Section 2.24(a).
“Extending Revolving Lender”: as defined in Section 2.24(b).
“Extending Term Lender”: as defined in Section 2.24(b).
“Extension Amendment”: as defined in Section 2.24(c).
“Extension Election”: as defined in Section 2.24(b).
“Extension Request”: as defined in Section 2.24(b).
“Extension Series”: as defined in Section 2.24(b).

“Facility”: each of (a) [reserved], (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) each other credit facility that may be added to this Agreement after the date hereof.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing, or any treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate”: for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Rate as so determined shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Finance Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (but subject to Section 1.2(h)), is or should be accounted for as a capital or finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.
“Finance Subsidiary”: any Subsidiary of the Company formed for the sole purpose of engaging in a Permitted Receivables Financing.
“Financial Covenant”: the covenant set forth in Section 7.1.
“First Lien Intercreditor Agreement”: an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Loan Parties from time to time party thereto, the Collateral Agent and the Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations.
“First Lien Net Leverage Ratio”: with respect to any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date less Netted Cash as of such date to (b) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.
“Fitch”: Fitch Ratings Inc., together with any successor thereto.
“Fixed Amount”: as defined in Section 1.4(e).
“Flood Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Funding Office”: the office and, as appropriate, account of the Administrative Agent specified in Schedule 10.2 or such other office or account as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that, for purposes of the Financial Covenant, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1; provided that, if the Company notifies the Administrative Agent following the effectiveness of any applicable Accounting Change (as defined below) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision (or if the Required Lenders notify the Company following the effectiveness of any such Accounting Change that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to a change after the date hereof in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any applicable supranational bodies (such as the European Union or the European Central Bank). For the avoidance of doubt, “Governmental Authority” shall include the Bank of Israel.
“Guarantee Agreement”: the Guarantee Agreement dated as of the Closing Date executed and delivered by the Company and each Subsidiary Guarantor pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantors”: the collective reference to the Company, the Subsidiary Guarantors and any other Person that guarantees payment of all or a portion of the Obligations, including, following any Holding Company Reorganization, the Holding Company.
“Hedge Agreements”: all interest rate swaps, caps, collar, forward, future or option agreements or similar arrangements dealing with interest rates, currency exchange rates, the exchange of nominal interest obligations or commodities, in each case either generally or under specific contingencies, or any other arrangement constituting a Swap Agreement (including, for the avoidance of doubt, any Lender Hedge Agreements).
“Holding Company”: a corporation or other legal entity organized under the laws of the State of Israel or a state of the United States which becomes the direct owner of 100% of the Capital Stock of the Company pursuant to a Holding Company Reorganization.
“Holding Company Reorganization”: a transaction or series of transactions (a) pursuant to which the Company shall become a direct wholly-owned Subsidiary of the Holding Company and (b) that are in compliance with the requirements set forth in Section 6.13.
“Immaterial Subsidiaries”: at any time, Subsidiaries of the Company (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 2.5% of Consolidated Total Assets of the Company and its Subsidiaries as of the last day of the immediately preceding Test Period and (ii) contributing in the aggregate less than 2.5% to Consolidated EBITDA for the most recently ended Test Period. In the event that total assets of all Immaterial Subsidiaries exceed 10% of Consolidated Total Assets as of the last day of the immediately preceding Test Period or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA for the relevant period, as the case may be, the Company will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 10% thresholds are met.
“Incremental Cap”:

(a)    the Shared Incremental Amount, plus
(b)    (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.10 and/or the amount of any permanent reduction of any undrawn Revolving Commitment, (ii) the amount of any optional prepayment, redemption, repurchase or retirement of Incremental Equivalent Debt that is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (iii) the amount of any optional prepayment, redemption, repurchase or retirement of any Refinancing Term Loans or Other Revolving Loans or any Credit Agreement Refinancing Indebtedness previously applied to the permanent prepayment of any Loan, Revolving Commitment or of any Incremental Equivalent Debt referred to in clauses (i) and (ii) above (with respect to any such Credit Agreement Refinancing Indebtedness, in an aggregate amount not to exceed the aggregate amount of Loans, Revolving Commitments or Incremental Equivalent Debt, as applicable, refinanced by such Credit Agreement Refinancing Indebtedness), and (iv) the aggregate amount of any Indebtedness referred to in clauses (i) through (iii) above that is (x) repaid or retired resulting from any assignment to or purchase by such Indebtedness (and/or assignment and/or purchase of such Indebtedness by) the Company and/or any Subsidiary or (y) terminated pursuant to Section 2.22, which shall be credited to the extent of the principal amount of the Indebtedness repaid, retired or terminated; provided that for each of clauses (i) through (iv), (x) the relevant prepayment, redemption, repurchase, retirement or assignment and/or purchase was not funded with the proceeds of any Indebtedness that, in accordance with GAAP, constitutes (or when incurred, constituted) a long-term liability (other than revolving Indebtedness) and (y) in the case of any prepayment of Loans under any revolving facility, such prepayment shall be accompanied by a permanent reduction in the commitments in respect thereof, plus
(c)    an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (without netting the cash proceeds thereof) and to any relevant Specified Transaction (and, in the case of any Incremental Revolving Facility then being established, assuming a full drawing thereunder),(1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, the First Lien Net Leverage Ratio does not exceed (i) 2.25:1.00 or (ii) to the extent incurred in connection with a permitted acquisition or other permitted investment, the greater of (A) 2.25:1.00 and (B) the First Lien Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted investment, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio does not exceed (i) 2.25:1.00 or (ii) to the extent incurred in connection with a permitted acquisition or other permitted investment, the greater of (A) 2.25:1.00 and (B) the Senior Secured Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted investment, and (3) if such Indebtedness is unsecured or secured solely by assets that do not constitute Collateral, (I) the Total Net Leverage Ratio does not exceed (i) 3.00:1.00 or (ii) to the extent incurred in connection with a permitted acquisition or other permitted investment, the greater of (A) 3.00:1.00 and (B) the Total Net Leverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted investment or (II) the Interest Coverage Ratio is no less than (i) 2.00:1.00 or (ii) to the extent incurred in connection with a permitted acquisition or other permitted investment, the lesser of (A) 2.00:1.00 and (B) the Interest Coverage Ratio in effect immediately prior to such incurrence and such permitted acquisition or permitted investment (this clause (c), the “Ratio Based Amount”), provided that: (1) any Incremental Facility or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Company in its sole discretion

(provided that, in the case of clause (c), an Incremental Facility may be incurred only under clause (i) thereof), and (2) upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or implementation of any Incremental Facility or Incremental Equivalent Debt, to the extent such Incremental Facility or Incremental Equivalent Debt or any portion thereof could, based on such financial statements, have been incurred or made in reliance on clause (c), unless otherwise elected by the Company, such Incremental Facility or Incremental Equivalent Debt or portion thereof shall automatically be reclassified (subject to clause (1) of this proviso and to any other applicable provision of clause (c)) as having been incurred under clause (c).
“Incremental Commitment”: as defined in Section 2.25(a)(i).
“Incremental Equivalent Debt”: Indebtedness in an amount not to exceed the Incremental Cap consisting of the incurrence or issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, a Junior Lien Intercreditor Agreement and (y) with respect to Incremental Equivalent Debt secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Sections 2.25(a) mutatis mutandis, except that (a) the requirements set forth in Section Error! Reference source not found shall not apply to such Indebtedness and (b) the requirements set forth in Section 2.25(a)(iv) and (v) shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of such clauses.
“Incremental Facility”: as defined in Section 2.25(a).
“Incremental Facility Amendment”: an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.25.
“Incremental Loans”: as defined in Section 2.25.
“Incremental Revolving Commitments”: as defined in Section 2.25(b).
“Incremental Revolving Facility”: as defined in Section 2.25(a).
“Incremental Revolving Loans”: as defined in Section 2.25(a).
“Incremental Term Facility”: as defined in Section 2.25(a).
“Incremental Term Loans”: as defined in Section 2.25(a).
“Incurred Acquisition Debt”: as defined in Section 7.2(m)(i).
“Incurrence-Based Amount”: as defined in Section 1.4(e).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof), including Contingent Purchase Price Obligations solely to the extent satisfying the definition thereof, (c) all obligations of such Person evidenced by notes, bonds (excluding surety bonds), debentures or other similar instruments (other than an operating lease, synthetic lease or similar arrangement), (d) for the purposes of Sections 7.2 and 8(e) only, all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) for the purposes of Sections 7.2 and 8(e) only, all Capital Lease Obligations of such Person; (f) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business), (g) all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and, for purposes of Sections 7.2 and 8(e) only, the face amount of all letters of credit issued for the account of such Person, (h) for the purposes of Sections 7.2 and 8(e) only, all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) without limitation of the foregoing, all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements; provided that, for purposes of Sections 7.2 and 8(e), the amount of “Indebtedness” included with respect to any such Hedge Agreement shall be based on the net termination value thereof. Notwithstanding the foregoing, overdrafts by the Company and its Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business shall not constitute Indebtedness. For the avoidance of doubt, no revenue guarantee provided by the Company or any of its Subsidiaries to any publisher or advertiser shall constitute Indebtedness.
“Indemnitee”: as defined in Section 10.5.
“Ineligible Institution”: as defined in Section 10.6(b).
“Information”: as defined in Section 4.18(a).
“Inside Maturity Basket”: at any time of determination, an amount equal to the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period, less the aggregate principal amount of Indebtedness incurred in reliance on the Inside Maturity Basket and outstanding at such time.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: all rights, priorities and privileges, whether arising under United States, multinational or foreign laws or otherwise, relating to Copyrights (as defined in the Collateral Agreement), Patents (as defined in the Collateral Agreement), Trademarks (as defined in the Collateral Agreement), technology, know-how and processes and other intellectual property, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Coverage Ratio”: as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
“Interest Payment Date”: (a) with respect to any Base Rate Loan or Swing Line Loan, the last day of each March, June, September and December and the Revolving Termination Date, (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Revolving Termination Date, and (c) with respect to any Daily Simple SOFR Loan, the last Business Day of each month and the Revolving Termination Date.
“Interest Period”: as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders under the applicable Facility and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:
(a)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    the Borrower may not select an Interest Period (i) [reserved] or (ii) under the Revolving Facility that would extend beyond the Revolving Termination Date; and
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Investments”: as defined in Section 7.7.
“IPO”: any transaction or series of related transactions that results in any of the common Capital Stock of the Company (or, to the extent applicable, the Holding Company) or the Borrower being publicly traded on any U.S. national securities exchange or over the counter market or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom, any country in the European Union or Israel.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Israeli Security Agreement”: collectively, (a) the Share Pledge Agreement dated as of the Closing Date executed and delivered by the Company and the Borrower pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-3, as the same may be amended, supplemented or otherwise modified from time to time, (b) the Floating Charge Debenture dated as of the Closing Date executed and delivered by the Company pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-4, as the same may be amended, supplemented or otherwise modified from time to time and (c) the Intellectual Property Rights Fixed Charge Debenture dated as of the Closing Date executed and delivered by the Company pursuant to this Agreement, a copy of which is attached hereto as Exhibit A-5, as the same may be amended, supplemented or otherwise modified from time to time.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joint Bookrunners”: Bank of America, Citibank, N.A., London Branch and Valley National Bank.
“Joint Venture”: any Person in which the Company and/or its Subsidiaries hold less than a majority of the Capital Stock, and which does not constitute a Subsidiary of the Company, whether direct or indirect.
“Judgment Currency”: as defined in Section 10.20(b).
“Junior Lien Intercreditor Agreement”: an intercreditor agreement in a form reasonably acceptable to the Administrative Agent and the Company among the Loan Parties from time to time party thereto, the Administrative Agent and an Other Debt Representative for the holders of Indebtedness that is permitted under Sections 7.2 and 7.3 to be, and is intended to be, secured by a Lien on the Collateral that is junior to the Liens securing the Obligations.
“Knowledge” or to the “Knowledge”: of any Loan Party or any Subsidiaries of any Loan Party, the actual knowledge, after reasonable good faith investigation, of a Responsible Officer of such Loan Party or such Subsidiary.
“L/C Advance”: with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.
“L/C Borrowing”; an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.
“L/C Commitment”: with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 1.1A, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement”: a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer”: each of Bank of America and Valley National Bank, in its capacity as issuer of Letters of Credit hereunder, and each other Revolving Lender (if any) as the Borrower (with the consent of the Administrative Agent) may from time to time select as an L/C Issuer hereunder pursuant to Section 2.3; provided that such Revolving Lender has agreed to be an L/C Issuer. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.
“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.
“Lender Affiliate”: (a) with respect to any Lender (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lender Cash Management Obligations”: Cash Management Obligations owed to any Person who is, or was, the Administrative Agent or a Lender (or any Affiliate of the Administrative Agent or any Lender) (x) at the time the agreement governing such Cash Management Obligations was entered into, with respect to any Cash Management Obligations arising from any agreement entered into after the Closing Date or (y) as of the Closing Date, with respect to any Cash Management Obligations arising from any agreement existing on the Closing Date, in each case of clauses (x) and (y), regardless of whether such Person subsequently ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender (each such Person, a “Lender Cash Management Counterparty”).
“Lender Hedge Agreements”: as defined in the Guarantee Agreement.
“Lenders”: as defined in the preamble hereto and, as the context requires, includes the Swing Line Lender and the L/C Issuers.

“Letter of Credit” means any letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that no L/C Issuer shall be required to issue letters of credit other than standby letters of credit, unless it so agrees.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.3(i)
“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction”: as defined in Section 1.4(d).
“Limited Conditionality Provision”: shall have the meaning assigned to such term in Section 5.2.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Guarantee Agreement, the Security Documents, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.26 of this Agreement, and the Notes, as the same may be amended, modified or supplemented from time to time.
“Loan Parties”: the Company, the Borrower and each other Subsidiary of the Company that is a party to a Loan Document. For the avoidance of doubt, the Loan Parties as of the Closing Date are set forth on Schedule 1.1C hereto.
“Local Time”: New York City time.
“Majority Facility Lenders”: with respect to any Facility, the holders (other than Defaulting Lenders) of more than 50% of the aggregate unpaid principal amount of the Loans outstanding under such Facility (excluding Loans held by Defaulting Lenders) or in the case of (a) [reserved] or (b) the Revolving Facility, prior to any termination of the Revolving Commitments, the holders (other than defaulting Lenders) of more than 50% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the “Majority Facility Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.
“Market Capitalization”: at any date of determination, the amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of the Company or any Holding Company multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock is traded for the 30 consecutive trading days immediately preceding such date.
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders, taken as a whole, under this Agreement or any other Loan Document.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, in each case that are defined or regulated as such in or under any Requirement of Law relating to the environment, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Rate”: as defined in Section 10.18.
“Minimum Collateral Amount”: at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.
“Moody’s”: as defined in the definition of “Cash Equivalents”.
“Mortgaged Properties”: the real properties subject to the Mortgages designated in Schedule 1.1B and any other real properties required to be mortgaged pursuant to Section 6.9; provided that Mortgaged Properties shall not include any leased real property.
“Mortgages”: each mortgage, deed of trust, deed to secure debt, trust deed or any other security document entered into by the owner of a Mortgaged Property in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties creating a lien on such Mortgaged Property in such form as reasonably agreed between the Company and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) [reserved] and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.
“Netted Cash”: at any date of determination, the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Subsidiaries as of such date.
“New York Process Agent”: as defined in Section 10.12(b).
“Non-Consenting Lender”: as defined in Section 2.22.

“Non-Defaulting Revolving Lender”: at any time, each Revolving Lender that is not a Defaulting Revolving Lender at such time.
“Non-Excluded Taxes”: Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Taxes that are (i) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes (A) imposed as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any Loan Document), (ii) attributable to a Lender’s failure to comply with the requirements of paragraph (e) or (f) of Section 2.19, (iii) United States federal withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or changes its lending office, except to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor (if any) immediately before such Lender acquired such interest or to such Lender immediately before it changed its lending office or (iv) any withholding Taxes imposed pursuant to FATCA.
“Non-Finance Lease Obligation”: with respect to any Person, a lease obligation of such Person that is not an obligation in respect of a Finance Lease. A straight-line or operating lease shall be considered a Non-Finance Lease Obligation.
“Non-U.S. Lender”: as defined in Section 2.19(f)(ii).
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary of the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company or any Subsidiary of the Company to the Administrative Agent or to any Lender or any L/C Issuer (or, in the case of Lender Hedge Agreements or Lender Cash Management Obligations, any Affiliate of the Administrative Agent or any Lender or any other Lender Hedge Agreement Counterparty (as defined in the Guarantee Agreement) or Lender Cash Management Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Letter of Credit, any other Loan Document (including, for the avoidance of doubt, any guarantee of Lender Cash Management Obligations and Lender Hedge

Agreements in each case arising under the Guarantee Agreement), any document governing Lender Cash Management Obligations, Lender Hedge Agreements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any L/C Issuer or to any Lender that are required to be paid by the Company or any Subsidiary of the Company pursuant hereto) or otherwise.
“Other Debt Representative”: with respect to any series of Indebtedness permitted to be incurred and secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with or junior to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Other Revolving Commitments”: one or more Classes of revolving credit commitments hereunder that result from a Refinancing Revolving Amendment.
“Other Revolving Loans”: one or more Classes of Revolving Loans that result from a Refinancing Revolving Amendment.
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or any other similar Taxes that arise from any payment made under, from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant”: as defined in Section 10.6(b).
“Participant Register”: as defined in Section 10.6(b).
“Participating Member State”: each state so described in any EMU legislation.
“Patriot Act”: the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.
“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Company, the Borrower and/or the Subsidiary Guarantors in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations and (ii) such Indebtedness meets the Permitted Other Debt Conditions.
“Permitted First Priority Refinancing Notes”: any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company, the Borrower and/or the Subsidiary Guarantors in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise) or loans not under this Agreement; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if required thereby, any other Applicable Intercreditor Agreement then in effect. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Junior Lien Refinancing Debt”: Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes) incurred by the Company, the Borrower and/or the Subsidiary Guarantors in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, (ii) such Indebtedness meets the Permitted Other Debt Conditions and (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement). Permitted Junior Lien Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Other Debt Conditions”: with respect to any Indebtedness, that such applicable Indebtedness (i) is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Commitments in respect to Revolving Loans), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”), (ii) has a maturity no earlier than the applicable Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the applicable Refinanced Debt (or, if the Refinanced Debt is not a Term Loan, the then-existing Term Loans, or if there are no then-existing Term Loans, shall not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility); provided that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (ii) or to Indebtedness in the form of a revolving credit facility that is incurred in reliance on the Inside Maturity Basket, (iii) is not at any time guaranteed by any Persons other than the Loan Parties, and (iv) is not secured by any property or assets of the Company or any Subsidiaries other than the Collateral.

“Permitted Payee”: any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate, immediate family member or transferee of any of the foregoing) of the Company (or any Subsidiary).
“Permitted Receivables Financing”: (a) any sale by the Company or a Subsidiary of accounts receivable and related assets to a Finance Subsidiary intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectability of the receivables sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein) by the Finance Subsidiary, in each case without any guarantee of the collectability of such accounts receivable by the Company or any other Subsidiary thereof (other than by such Finance Subsidiary) and (b) (i) any sale by the Company or a Subsidiary of accounts receivable and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectability of the receivables sold, without any guarantee by the Company and any other Subsidiary thereof of the collectability of such accounts receivable and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of accounts receivable and related assets in the ordinary course of business, in each case without any guarantee by the Company or any Domestic Subsidiary. In addition to accounts receivables and their proceeds, the related assets transferred in a Permitted Receivables Financing may include (A) any collateral for transferred receivables (other than any interest in goods the sale of which gave rise to such receivables) and any agreements supporting or securing payment of transferred receivables, (B) any service contracts or other agreements associated with such receivables and records relating to such receivables, (C) any bank account or lock box maintained primarily for the purpose of receiving collections of transferred receivables and (D) proceeds of all of the foregoing.
“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension (collectively, a “Refinancing” and the Indebtedness being so Refinanced, the “Refinanced Indebtedness”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such Refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.2(d), such Refinancing has a maturity no earlier than the Refinanced Indebtedness and a Weighted Average Life to Maturity equal to or greater than the Refinanced Indebtedness (or, if the Refinanced Indebtedness is not a Term Loan, the then-existing Term Loans or, if there are no then-existing Term Loans, shall not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility), (c) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (d) such Refinancing has no different obligors, or greater guarantees or security than the Refinanced Indebtedness (provided that (i) Indebtedness of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (ii) any Indebtedness of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Section 7.2) and (d) if the Indebtedness being Refinanced was subject to an Applicable Intercreditor

Agreement, the holders of such Refinanced Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the Applicable Intercreditor Agreement(s).
“Permitted Sale/Leasebacks”: as defined in Section 7.9.
“Permitted Unsecured Refinancing Debt”: Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Company and/or the Subsidiary Guarantors in the form of one or more series of unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions (to the extent applicable thereto). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any “employee benefit plan” (as defined by Section 3(3) of ERISA) that is subject to Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations”: 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” as defined in Section 6.2.
“Pledged Stock”: collectively, “Pledged Stock”, as defined in the Collateral Agreement and “Shares”, as defined in the Israeli Security Agreement.
“Predecessor Revolving Commitments”: as defined in the recitals hereto.
“Predecessor Term Loan”: as defined in the recitals hereto.
“Pricing Grid”: the pricing grid attached hereto as Annex A.
“Pricing Level”: as defined in the Pricing Grid.
“Pro Forma Basis” or “pro forma effect”: with respect to any determination of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Interest Coverage Ratio (including component definitions thereof), that each Specified Transaction shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made and that:
(a)    (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Company or any Subsidiary or (B) any designation of a Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any permitted acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Subsidiary described in the definition of the term

“Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,
(b)    any Expected Cost Savings shall be calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA”,
(c)    any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and
(d)    any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Company in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Term Benchmark, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.
Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio for purposes of the definitions of “Applicable Margin”, “Commitment Fee Rate” and “Pricing Level” and for purposes of the Financial Covenant, the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
“Proceeding”: as defined in Section 10.5.
“Projections”: the financial projections for the Company and its Subsidiaries delivered to the Arrangers on June 1, 2021.
“Properties”: as defined in Section 4.17(a).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as assigned to the term “qualified financial contract” in, and which shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 10.23.
“Qualified Acquisition”: any acquisition permitted under this Agreement that (a) involves the payment of consideration (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) by the Company and its Subsidiaries in excess of $100,000,000 and (b) is designated as a “Qualified Acquisition” by the Borrower in a written notice to the Administrative Agent; provided that the Borrower shall not be permitted to designate more than two (2) Qualified Acquisitions on or after the Closing Date.
“Qualified Capital Stock”: Capital Stock of the Company in respect of which no scheduled, mandatory or required payments are due (other than payments in kind) prior to the Latest Maturity Date.
“Qualifying IPO”: any transaction or series of related transactions that results in any of the common Capital Stock of the Company being publicly traded on any U.S. national securities exchange or over the counter market.
“Ratio Based Amount”: as defined in the definition of “Incremental Cap”.
“Ratio Debt”: as defined in Section 7.2(i)(i).
“Reclassifiable Item”: as defined in Section 1.4(a).
“Refinancing”: as defined in the recitals hereto. “Refinanced” shall have a meaning correlative to the foregoing.
“Refinanced Debt”: as defined in the definition of “Permitted Other Debt Conditions”.
“Refinanced Indebtedness”: as defined in the definition of “Permitted Refinancing”.
“Refinancing Amendment” a Refinancing Revolving Amendment or a Refinancing Term Amendment, as the context requires.
“Refinancing Series”: Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Term Amendment (or any subsequent Refinancing Term Amendment to the extent such Refinancing Term Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-in Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.
“Refinancing Revolving Amendment”: an amendment to this Agreement executed by each of (a) the Company, (b) the Borrower, (c) the Administrative Agent, (d) each Additional Refinancing Lender and (e) each Lender that agrees to provide any portion of Other Revolving Commitments in accordance with Section 2.28.

“Refinancing Term Amendment”: an amendment to this Agreement executed by each of (a) the Company, (b) the Borrower, (c) the Administrative Agent, (d) each Additional Refinancing Lender and (e) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.28.
“Refinancing Term Commitments”: one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Term Amendment.
“Refinancing Term Loans”: one or more Classes of Term Loans hereunder that result from a Refinancing Term Amendment.
“Register”: as defined in Section 10.6(d).
“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the sum of (i) the aggregate unpaid principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) then outstanding and (ii) the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination; provided, further, that the “Required Lenders” shall not be fewer than two Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.
“Required Revolving Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 50.0% of the Total Revolving Commitments (excluding Revolving Commitments of Defaulting Lenders) (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit (excluding Revolving Extensions of Credit held by Defaulting Lenders) then outstanding; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination; provided, further, that the “Required Revolving Lenders” shall not be fewer than two Revolving Lenders and, for purposes of this proviso, a Lender and its Affiliates shall be deemed to constitute one Lender.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount”: as defined in Section 2.17(f).
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, president or chief financial officer of the Company or any other applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, Treasurer and Controller of the Company or such Loan Party, as the case may be.
“Restricted Debt Payments”: as defined in Section 7.13.
“Restricted Payments”: as defined in Section 7.6.
“Revolver Extension Request”: as defined in Section 2.24(a).
“Revolver Extension Series”: as defined in Section 2.24(a).
“Revolving Commitment”: as to any Revolving Lender, (a) the obligation of such Revolving Lender, if any, to make Revolving Loans, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The initial amount of the Total Revolving Commitments on the Closing Date is $270,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the aggregate principal amount at such time of all Revolving Loans held by such Lender then outstanding and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Facility”: as defined in the definition of the term “Facility”.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans, including each Lender that became a party hereto as of the Closing Date.

“Revolving Loans”: as defined in Section 2.2(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).
“Revolving Termination Date”: the date which is the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated; provided, however, if such date is not a Business Day, the Revolving Termination Date shall be the next preceding Business Day.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea and the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic regions of Ukraine).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, the Israeli Ministry of Finance or any sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Person.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the Israeli Ministry of Finance, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or any sanctions authority of any other jurisdiction in which any Guarantor or Foreign Subsidiary is organized.
“S&P”: as defined in the definition of “Cash Equivalents”.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Party”: as defined in the Collateral Agreement.
“Security Documents”: the collective reference to the Collateral Agreement, the Israeli Security Agreement, any Applicable Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Secured Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt that is secured by a Lien on the Collateral as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.

“Shared Incremental Amount”: as of any date of determination, (a) the greater of (x) $200,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period calculated on a Pro Forma Basis minus (b) the aggregate principal amount of all Incremental Facilities, Incremental Equivalent Debt, Ratio Debt and/or Incurred Acquisition Debt incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under the Ratio Based Amount or clauses (i)(i)(B) or (m)(i)(B) of Section 7.2, as applicable.
“Significant Subsidiary”: at any time any Subsidiary, which at such time would meet the definition of “significant subsidiary” in Regulation S-X promulgated by the SEC.
“Similar Business”: any Person the majority of the revenues of which are derived from a business that would be permitted by Section 7.12 if the references to “Subsidiaries” in Section 7.12 were deemed to refer to such Person.
“Single Employer Plan”: any Plan that is not a Multiemployer Plan.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator).
“SOFR Administrator” means the NYFRB, as the administrator of SOFR, or any successor administrator of SOFR designated by the NYFRB or other Person acting as the SOFR Administrator at such time.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business.
“Special Purpose Finance Subsidiary”: a special purpose entity organized under the laws of any state of the United States of America that is formed by the Company or any of its Subsidiaries for the purpose of incurring Indebtedness the proceeds of which will be placed in escrow, pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder.
“Specified Event of Default”: any of the Events of Default described in clause (a) or (f) of Section 8.
“Specified Transaction”: with respect to any period, any merger, Investment, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Term Facilities), Restricted Payment or designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “compliance on a Pro Forma Basis” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Subordinated Indebtedness”: of any Person, any Indebtedness of such Person that is (a) contractually subordinated in right of payment to any other Indebtedness of such Person or (b) secured by a Lien on any asset of such Person that is junior in priority to the Lien on any asset of such Person securing any other Indebtedness.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company, including the Borrower, and (ii) Unrestricted Subsidiaries shall be deemed not to be Subsidiaries of the Company for any and all purposes of this Agreement and the other Loan Documents. The term “Subsidiary” shall not include any Special Purpose Finance Subsidiary for purposes of Section 7.1 only for so long as the proceeds of the Indebtedness incurred by such Special Purpose Finance Subsidiary are held in escrow.
“Subsidiary Guarantor”: each Subsidiary of the Company other than any Excluded Subsidiary.
“Subsidiary Holding Company”: as defined in Section 7.4(b).
“Supported QFC”: as defined in Section 10.23.
“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.
“Swing Line Borrowing”: a borrowing of a Swing Line Loan pursuant to Section 2.4.
“Swing Line Lender”: Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan”: has the meaning specified in Section 2.4(a).
“Swing Line Loan Notice”: a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which shall be substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit”: an amount equal to the lesser of (a) $75,000,000 and (b) the Revolving Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.
“Syndication Agents”: Citibank, N.A., London Branch and Valley National Bank.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lenders”: any Lender which holds a Term Loan.
“Term Loan Extension Request”: as defined in Section 2.24(a).
“Term Loan Extension Series”: as defined in Section 2.24(a).
“Term Loans”: any term loans made under an Incremental Term Facility.
“Term SOFR”:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. (Local Time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that, if the rate is not published prior to 11:00 a.m. (Local Time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.
“Term SOFR Loan”: a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Test Period”: for any date of determination, the most recent period of four consecutive fiscal quarters of the Company ended prior to such date of determination in respect of which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1 (or, prior to the delivery of any financial statements pursuant to Section 6.1, the period of four consecutive full fiscal quarters most recently ended prior to the Closing Date).
“Title Company”: as defined in Section 6.11(b)(i).

“Title Policy”: as defined in Section 6.11(b)(i).
“Total Net Leverage Ratio”: with respect to any date of determination, the ratio of (x) Consolidated Total Debt as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Subsidiaries for the applicable Test Period.
“Total Net Leverage Ratio Step Up Period”: as defined in Section 7.1.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments may be increased or reduced from time to time pursuant to Sections 2.7 and 2.25, respectively.
“Total Revolving Extensions of Credit”: at any time, the aggregate Outstanding Amount of the Revolving Loans, Swing Line Loans and L/C Obligations.
“Transferee”: any Assignee or Participant.
“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR, Daily Simple SOFR or the Base Rate.
“U.S. Dollars” or “$”: dollars in lawful currency of the United States.
“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: as defined in Section 2.19(f)(i) or, solely for purposes of Sections 4.24 and 6.14, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regimes”: as defined in Section 10.23.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.”: the United States of America.
“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.10 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.
“VAT”: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or under the laws of the State of Israel (excluding, for the avoidance of doubt, profit tax or salary tax imposed on financial institutions under Israeli value added tax law) and (b) any other tax of a similar nature, whether imposed in Israel, a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere (excluding, for the avoidance of doubt, in each case, taxes levied in respect of the principal amount of the Loans or any interest thereon).
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withholding Agent”: any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.
(c)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).
(f)Notwithstanding anything to the contrary herein, no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the related transaction was entered into or designated as a Cash Management Obligation provided that, for purposes of determining whether a new transaction or designation complies with any such limitation set forth in U.S. Dollars in Section 7 (or in any defined term used therein), the then current currency exchange rates shall be applied to all previous transactions or designations made in reliance on such limitation.
(g)The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.
(h)Notwithstanding anything to the contrary contained in the definition of “Finance Lease”, unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or Capital Lease Obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan

Document (including the calculation of Consolidated Net Income) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or Capital Lease Obligations or otherwise accounted for as liabilities in financial statements.
(i)Any reference in this Agreement to laws and regulations that apply to the Lenders shall include the directives, guidelines and regulations of the Israeli Supervisor of Banks, including the Proper Conduct of Banking Business Directives.
(j)Any Revolving Loan by a Revolving Lender shall be subject to the condition that the proposed Revolving Loans shall not result in any Revolving Lender exceeding the limits under Bank of Israel guidelines and directives with respect to a single borrower (‘loveh boded’), group of borrowers (‘kvutzat lovim’), related persons (‘Anashim Kshurim’), the largest borrowers or groups of borrowers (‘Sikun Anafi’) or any other limit or limitations imposed thereunder, or under any guidelines, directives or regulations of the Israeli Supervisor of Banks, in each case as such guidelines, directives or regulations are implemented by any of the Revolving Lenders (as applicable).
1.3.Currency Conversion.
(a)If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate in its reasonable discretion.
(b)If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders and the Loan Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.
1.4.Terms Generally; Pro Forma Calculations.
(a)For purposes of determining compliance at any time with Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transactions or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 7.2 (other than Section 7.2(a)), 7.3 (other than Section 7.3(j)), 7.4, 7.5, 7.6 and 7.13 (each of the foregoing, a “Reclassifiable Item”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 6.1 following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.8 and 7.13, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.
(b)Notwithstanding anything to the contrary herein, but subject to Sections 1.4(c), (d) and (e) and the last paragraph of the definition of “Pro Forma Basis”, all financial ratios and tests (including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and the amount of Consolidated Net Income and Consolidated EBITDA contained in this Agreement that are calculated with respect to any applicable Test Period during which any Specified Transaction occurs) shall be calculated with respect to such applicable Test Period and such Specified Transaction on a Pro Forma Basis. Further, if since the beginning of any such applicable Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such applicable Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such applicable Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.
(c)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test) and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to clause (d) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(d)Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated Net Income or Consolidated EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default), or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any acquisition, consolidation, business combination or similar Investment, the consummation of which by the Company is not conditioned on the availability of, or obtaining, third party financing, and/or (B) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or any Restricted Payment, in each case, requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment (clauses (A) and (B), collectively, a “Limited Condition Transaction”), the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (A) in the case of any such acquisition, consolidation, business combination or similar Investment, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1) either (x) the execution of a letter of intent or the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination or Investment and (B) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment, in each case, at the time of (or on the basis of the most recent financial statements delivered pursuant to Section 6.1 at the time of) (x) delivery of irrevocable notice with respect to such redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or Restricted Payment or (y) the redemption, repurchase, defeasance, satisfaction and discharge or repayment of such Indebtedness or Restricted Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and any other acquisition, consolidation, business combination or similar Investment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which the Company has elected to test any applicable condition prior to the date of consummation in accordance with this Section 1.4(d), and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Company or any Subsidiary). For the avoidance of doubt, if the Company shall have elected the option set forth in clause (x) of any of the preceding clauses (1) or (2) in respect of any transaction, then (i) the Company shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Company’s election of such option and (ii) any further determination with respect to incurrence tests prior to the earlier of the consummation of such Limited Condition Transaction and the termination of such Limited Condition Transaction will require the Company to comply with such tests on a Pro Forma Basis assuming the applicable Limited Condition Transaction has been consummated and the applicable acquisition debt has been incurred. The provisions of this paragraph (d) shall also apply in respect of the incurrence of any Incremental Term Facility.
(e)Notwithstanding anything to the contrary herein, unless the Company otherwise notifies the Administrative Agent, with respect to any amount incurred (including under Section 2.25 (including the definition of Incremental Cap used therein)) or transaction entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test) (any such amount, including any amount drawn under the Revolving Facility or any other permitted revolving facility, and any cap expressed as a percentage of Consolidated EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of such covenant that requires compliance with a financial ratio or financial test (including any First Lien Net Leverage Ratio test, any Senior Secured Net Leverage Ratio test, any Total Net Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that, solely for purposes of such covenant, (i) the incurrence of such Incurrence-Based Amount shall be calculated first without giving effect to such Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of such Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount under any covenant then available to the Company prior to utilization of any amount under a Fixed Amount under such covenant then available to the Company.
(f)The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.
(g)The increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and will be deemed not to be the granting of a Lien for purposes of Section 7.3.
(h)For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under

Section 7.2 and, to the extent secured by a Lien, Section 7.3 (and, in each case, the applicable clause of Section 7.2 and Section 7.3 shall be deemed to be utilized by the amount so incurred).
(i)For the avoidance of doubt, for purposes of determining compliance with Section 7.2(f), (g), (i), (k) and (m) and any other comparable provision of Section 7.2, a Permitted Refinancing in respect of Indebtedness incurred pursuant to a U.S. Dollar-denominated or Consolidated EBITDA-governed basket shall not increase capacity to incur Indebtedness under such U.S. Dollar-denominated or EBITDA-governed basket, and such U.S. Dollar-denominated or EBITDA-governed basket shall be deemed to continue to be utilized by the amount of the original Indebtedness incurred unless and until the Indebtedness incurred to effect such Permitted Refinancing is no longer outstanding.
(j)Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
(k)For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired (or, if such subsequent Person ceases to be a Subsidiary of the original Person, disposed of) on the first date of its existence by the holders of its Capital Stock at such time.
(l)Upon the consummation of any Holding Company Reorganization, the second reference to the “Company” in the first paragraph of Section 7 shall be deemed a reference to the Holding Company.
1.5.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type. Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Term Loan Borrowing”).
1.6.Interest Rates. The Administrative Agent does not warrant, or accept any responsibility for, and shall not have any liability with respect to the administration, submission, performance or any other matter related to any reference rate referred to in this Agreement or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates and/or other related entities may engage in transactions or other activities that affect any reference rate referred to in this Agreement, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.7.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer

Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 2.AMOUNT AND TERMS OF LOANS AND COMMITMENTS
2.1.[Reserved].
2.2.Revolving Commitments.
(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans denominated in U.S. Dollars (“Revolving Loans”) to the Borrower from time to time at the Borrower’s request during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Loan Borrowing, (i) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments, and (ii) the Revolving Extensions of Credit of such Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment. During the Revolving Commitment Period each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Term SOFR Loans, Daily Simple SOFR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.5.
(b)The Borrower shall repay all outstanding Revolving Loans made to the Borrower on the Revolving Termination Date.
2.3.Letters of Credit.
(a)The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.2, the Borrower may request that any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.3, issue, at any time and from time to time during the Revolving Commitment Period, Letters of Credit denominated in Dollars for its own account or the account of the Company or any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. (Local Time) at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d)of this Section 2.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.3(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions set forth in Section 5.3 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Revolving Extensions of Credit of any Revolving Lender shall not exceed its Revolving Commitment and (iv) Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments.
(A)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(a)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(b)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(c)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(d)any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.27(h)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(e)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(B)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Revolving Termination Date.
(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Revolving Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Credit Lenders pursuant to Section 2.3(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Revolving Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.5 with respect to Revolving Loans made by such Revolving Lender (and in Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.3), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.3(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Credit Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this this clause

(e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.24 or 2.25, as a result of an assignment in accordance with Section 10.6 or otherwise pursuant to this Agreement.
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under [this clause (vi)] shall be conclusive absent manifest error.
(f)Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 Noon (Local Time) on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. (Local Time) or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.4 that such payment be financed with a Borrowing of Base Rate Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swing Line Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.5 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 5.3 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.3(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(A)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(B)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(C)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(D)waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(E)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(F)any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(G)payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(H)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(I)an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(J)an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(K)an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(L)this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Collateral Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii)  an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii)  an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(h)Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate set forth in Section 2.14(d).
(k)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Termination Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(m)Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.3, then Section 2.14(d) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.3 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.
(n)Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer.

At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.3(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(o)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.3, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)Letters of Credit Issued for the Company or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company or a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of the Company or such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Company or Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Company and such Subsidiaries.

(q)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.4.Swing Line Loans.
(a)The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments at such time, and (ii) the Revolving Extensions of Credit of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Borrowing may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.4, prepay under Section 2.10, and reborrow under this Section 2.4. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Percentage times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (Local Time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. (Local Time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:00 p.m. (Local Time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c)Refinancing of Swing Line Loans.
(A)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.5, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 5.3. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Committed Loan Notice available to the

Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Funding Office not later than 1:00 p.m. (Local Time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.4(c)(B), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(B)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.4(c)(A), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(A) shall be deemed payment in respect of such participation.
(C)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(A), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Loan Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.
(D)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 5.3. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(A)At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.
(B)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Revolving Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.5.Procedure for Revolving Loan Borrowing.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 Noon (Local Time) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Daily Simple SOFR Loans or Base Rate Loans, (ii) on the first Business Day immediately prior to the requested date of any Borrowing of Daily SOFR Loans or of any conversion of Base Rate Loans to Daily SOFR Loans and (iii) on the first Business Day immediately prior to the requested date of any Borrowing of Base Rate Loans or of the conversion of any Daily SOFR Loans to Base Rate Loans; provided, however, that, if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 Noon (Local Time) four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 Noon (Local Time), three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.3(f) and 2.4(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan or Daily Simple SOFR Loan.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Funding Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.3 (and, if such Borrowing is on the Closing Date, Section 5.2), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or Daily Simple SOFR Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.
(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(g)With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(h)Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
2.6.Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the Total Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.27. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Total Revolving Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the tenth Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

2.7.Termination or Reduction of Revolving Commitments. The Company shall have the right, upon notice to the Administrative Agent received not later than 12:00 Noon (Local Time) three Business Days prior to the date of termination (or shorter notice period approved by the Administrative Agent), to terminate the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or, from time to time, to reduce the amount of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that no such termination or reduction (i) of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (ii) of the Letter of Credit Sublimit shall be permitted if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (iii) of the Swing Line Sublimit shall be permitted if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Notwithstanding the foregoing, the Company may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.7, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
2.8.Fees, etc.. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
2.9.[Reserved].
2.10.Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice delivered by the Borrower to the Administrative Agent (a) not later than 12:00 Noon (Local Time) at least three Business Days (or shorter notice period approved by the Administrative Agent) prior thereto in the case of Term SOFR Loans and (b) not later than 12:00 Noon (Local Time) on the same Business Day in the case of Base Rate Loans and Daily Simple SOFR Loans, which notice shall specify the date and amount of prepayment, the Class of Loans to be prepaid and whether the prepayment is of Term SOFR Loans, Daily Simple SOFR Loans or Base Rate Loans; provided that, if a Term SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto or a Daily Simple SOFR Loan is prepaid on any day other than the Interest Payment Date applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid; provided that notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 2.10(a), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of Revolving Loans that are (A) Term SOFR Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (B) Daily Simple SOFR Loans shall be made in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (B) Base Rate Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Any optional prepayments of the Term Loans shall be applied to the remaining installments thereof as selected by the Borrower (or absent any such selection in the direct order of maturity).
(a)[Reserved].
2.11.Mandatory Prepayments.

(a)[Reserved].
(b)[Reserved].
(c)[Reserved].
(d)[Reserved].
(e)[Reserved].
(f)The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolver Termination Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.
(g)If at any time the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Borrower shall, within one Business Day of notice thereof from the Administrative Agent, prepay the Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an amount equal to the amount of such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations (other than the L/C Borrowings) pursuant to this Section 2.11(g)unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect.
2.12.[Reserved].
2.13.[Reserved].
2.14.Interest Rates and Payment Dates.
(a)Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)Each Term SOFR Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR determined for such Interest Period plus the Applicable Margin.
(c)Each Daily Simple SOFR Loan shall bear interest at a rate per annum equal to the Daily Simple SOFR plus the Applicable Margin.
(d)Each Swing Line Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for the Revolving Facility.
(e)(i) If all or a portion of the principal amount of or interest on any Loan shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amounts shall bear interest at a rate per annum equal to in the case of overdue amounts in respect of any Loan, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest, commitment fee or other amount payable hereunder shall not be paid when due and payable (whether at the stated maturity, by acceleration or otherwise and after giving effect to any grace or cure periods applicable thereto), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(f)Interest shall be payable in arrears on each Interest Payment Date.

2.15.Computation of Interest and Fees; Interest Elections.
(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year except that interest and fees payable for Base Rate Loans shall be computed on the basis of a 365 day year (or 366 day year in a leap year) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of the Term SOFR or Daily Simple SOFR, as applicable. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).
2.16.Inability to Determine Interest Rate.
(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans or Daily Simple SOFR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.16(b), and the circumstances under clause (i) of Section 2.16(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or (C) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR for any determination date(s) or requested payment period, as applicable, with respect to a Daily Simple SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR, as applicable, with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Daily Simple SOFR Loans, as applicable, or to convert Base Rate Loans or Daily Simple SOFR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods or Daily Simple SOFR Loans), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.16(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans or Daily Simple SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or Daily Simple SOFR Loans) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (y) any outstanding Term SOFR Loans or Daily Simple SOFR Loans, as applicable, shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the

Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)(A) with respect to Term SOFR, adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (B) with respect to Daily Simple SOFR, adequate and reasonable means do not exist for ascertaining Daily Simple SOFR because none of the tenors of SOFR (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)(A) with respect to Term SOFR, CME Term SOFR Administrator or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, or (B) with respect to Daily Simple SOFR, the SOFR Administrator or any successor administrator of SOFR or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate or SOFR, as applicable, shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR or SOFR, as applicable, after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate or SOFR, as applicable, are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, (A) with respect to Term SOFR, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) with respect to Daily Simple SOFR, Daily Simple SOFR will be replaced hereunder and under any Loan Document at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate as set forth in the second succeeding paragraph (the “Successor Rate).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.16(b)(i) or (ii) have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR or any then current Successor Rate in accordance with this Section 2.16 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.16, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.
2.17.Pro Rata Treatment and Payments.
(a)Each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.
(b)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as otherwise provided in Section 2.27.
(c)[Reserved].
(d)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at its Funding Office, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term SOFR Loans or Daily Simple SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan or Daily Simple SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive absent manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the interest rate applicable to Base Rate Loans, on demand, from the Borrower.
(f)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment for the account of the Lenders or any L/C Issuer being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders or any L/C Issuer their respective pro rata shares of a corresponding amount.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (f) shall be conclusive, absent manifest error.
2.18.Requirements of Law.
(a)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject such Credit Party to any Tax (except for, without duplication, Non-Excluded Taxes and Taxes described in clauses (i) through (iv) of the definition of Non-Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (including any insurance charge or other assessment, but other than any reserve requirement contemplated by Section 2.18(e) against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Credit Party; or
(iii)shall impose on such Credit Party or the London interbank or other relevant market any other condition, cost or expense affecting this Agreement or the Loans made by such Credit Party (other than Taxes);
and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay such Credit Party, following thirty (30) days’ prior written demand and delivery of the calculation of such amount, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled together with a calculation of such amount claimed; provided that failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.18(a) shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided further that the Company shall not be required to compensate a Credit Party pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Credit Party notifies the Company of such Credit Party’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; provided further that in respect of clause (a)(i), the Company shall be required to make such payment only if the respective Credit Party certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.
(a)If any Credit Party shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Credit Party, or any corporation controlling such Credit Party with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Credit Party’s or such corporation’s capital as a consequence of its obligations hereunder or under to a level below that which such Credit Party or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Credit Party’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Credit Party to be material, then from time to time, after submission by such Credit Party to the Company (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such reduction; provided that the Company shall not be required to compensate a Credit Party pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Credit Party notifies the Company of such Credit Party’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect; and provided further that the Company shall be required to make such payment only if the respective Credit Party certifies that it generally requires similarly situated borrowers in comparable syndicated credit facilities to which it is a lender to make similar payments.
(b)Notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.
(c)A certificate as to any additional amounts payable pursuant to this Section submitted by any Credit Party to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)[Reserved].
(e)If, in any applicable jurisdiction, it becomes unlawful for a Revolving Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Revolving Loan or it becomes unlawful for any Affiliate of a Revolving Lender for that Revolving Lender to do so, that Revolving Lender shall promptly notify the Administrative Agent upon becoming aware of that event; upon the Administrative Agent notifying the Borrower, each Available Revolving Commitment of that Revolving Lender will be immediately cancelled; and to the extent that the Lender's participation has not been transferred pursuant to Section 2.22, the Borrower shall repay that Revolving Lender's participation in the Revolving Loans made to the Borrower, together with any amounts otherwise payable pursuant to Section 2.18, on the last day of the Interest Period for each Revolving Loan occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Revolving Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Revolving Lender's corresponding Revolving Commitment(s) shall be immediately cancelled in the amount of the participations repaid.
2.19.Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax or Other Taxes, then the amount payable by the applicable Loan Party to the Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Credit Party receives an amount that would have received had no such deduction or withholding been made. Whenever any Taxes are payable by any Loan Party to a Governmental Authority pursuant to this Section 2.19, as soon as practicable thereafter the Borrower shall send to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment.
(b)In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)The Borrower shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other

Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to indemnify such Credit Party pursuant to this Section 2.19 in respect of penalties, interest and other liabilities are attributable to the bad faith, gross negligence or willful misconduct of such Credit Party. After a Credit Party learns of the imposition of Non-Excluded Taxes or Other Taxes, such Credit Party will act in good faith to promptly notify the Borrower of its obligations thereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (i) attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) or (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Administrative Agent or Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)Without limiting the generality of the foregoing,
(i)Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.
(ii)Each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.):

(A)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, two properly completed and duly signed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(B)in case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, two properly completed and duly signed copies of IRS Form W-8ECI;
(C)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a CFC related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a Participant) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of such direct and indirect partner(s).
(iii)Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two completed and duly signed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(iv)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; and
(v)The Administrative Agent shall deliver to the Borrower two executed copies of whichever of the following is applicable:
(A)if the Administrative Agent is a U.S. Person, IRS Form W-9 certifying to such Administrative Agent’s exemption from U.S. federal backup withholding; or
(B)if the Administrative Agent is not a U.S. Person, (x) IRS Form W-8ECI with respect to payments received for its own account; and (y) IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the accounts of others, clarifying that it is a U.S. branch of a foreign bank or insurance company described in

Regulations section 1.1441-1(b)(2)(iv)(A) that is a “participating foreign financial institution” or PFFI (including a reporting Model 2 FFI), registered deemed-compliant FFI (including a reporting Model 1 FFI), or “non-financial foreign entity” that is using this form as evidence of its agreement with the withholding agent to be treated as a U.S. Person with respect to any payments associated with this withholding certificate.
(g)The Administrative Agent and each Lender agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)For purposes of this Section 2.19, the term “applicable law” includes FATCA.
(j)All amounts expressed to be payable under a Loan Document by any party to this Agreement to a Credit Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (i) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document and such Credit Party is required to account to the relevant tax authority for the VAT, that party must pay to such Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Credit Party must promptly provide an appropriate VAT invoice to that party; provided, however, that any Israeli Credit Party shall not be required to provide a VAT invoice in respect of any VAT amounts payable to any of its third party suppliers or service providers).
(i)If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(ii)Where a Loan Document requires any party to reimburse or indemnify a Credit Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iii)Any reference in this Section 2.19(j) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(iv)In relation to any supply made by a Credit Party to any party under a Loan Document, if reasonably requested by such Credit Party, that party must promptly provide such Credit Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.
(k)Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment or rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(l)For purposes of this Section 2.19, the term “Lender” includes any L/C Issuer and Swing Line Lender.
(m)Each party to this Agreement agrees to treat each Loan, for all U.S. federal income tax purposes, as indebtedness. Each party agrees not to take a position inconsistent with this Section 2.19(m), unless required to do so as a result of a change in law after the date hereof or the good faith resolution of a tax audit or other administrative or judicial tax proceeding.
The Loan Parties and the Credit Parties shall cooperate and provide each other with all necessary assistance in completing any necessary procedural formalities or supplying any documentation, pursuant to applicable local law, any relevant double taxation agreements as in force from time to time, any EU Council Directive or otherwise, that either Party may reasonably request to reduce or eliminate any withholding taxes and that the other Party is legally eligible to provide.
2.20.Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Loans (other than Base Rate Loans) after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Loans (other than Base Rate Loans) after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Loans (other than Base Rate Loans) (including pursuant to Sections 2.22 or 10.1(b)) on a day that is not the last day of an Interest Period or an Interest Payment Date, as applicable, with respect thereto. Such indemnification, which shall be payable within 30 days of written demand therefor, may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or returned, or not so borrowed, converted or continued, for the period from the date of such prepayment or return or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market or other applicable interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.21.Change of Lending Office. Each Lender and each L/C Issuer agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.18 or 2.19 with respect to such Lender or L/C Issuer, as applicable, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender or L/C Issuer, as applicable, (i) would eliminate or reduce the amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, (ii) would not subject such Lender or L/C Issuer, as applicable, to (A) any unreimbursed cost or expense or (B) significant investment of time or effort and (iii) would not otherwise be materially disadvantageous to such Lender or L/C Issuer, as applicable, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or L/C Issuer pursuant to Section 2.18 or 2.19. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer, as applicable, in connection with any such designation.
2.22.Replacement of Lenders. The Company shall be permitted, at its sole expense and effort, with respect to any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or Section 2.19, (b) has become a Defaulting Lender hereunder or (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders or Required Revolving Lenders) with respect to which Required Lender or Required Revolving Lender consent, as applicable (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”) (1) to replace such Lender, with a replacement financial institution; provided that (i) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Lender under Section 2.20 for any losses suffered or expenses incurred by such Lender if any Term Benchmark Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iii) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent such consent is required pursuant to Section 10.6, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) or pursuant to other procedures agreed upon by the Company and the Administrative Agent including deemed assignments upon payment to the replaced Lender of amounts required to be paid to it pursuant to this Section 2.22, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or (2) terminate the Commitment of such Lender and in the case of a Lender, repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans, Commitments and participations held by such Lender as of such termination date. No action by or consent of any Lender referred to in this Section 2.22, including any Defaulting Lender or Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in the immediately preceding sentence.
2.23.[Reserved].
2.24.Extension of the Facilities.

(a)(I) The Borrower may at any time and from time to time, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms applicable thereto consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to the Extended Term Loans may be different than the All-in Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) the Extended Term Loans may have prepayment premiums or call protection as may be agreed by the Borrower and the Lenders thereof; provided that that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the applicable Existing Term Loan Tranche, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Class of Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount as to which the Administrative Agent may agree).
(II)    The Company may at any time and from time to time, in its sole discretion, request that all or a portion of the Revolving Commitments or commitments in respect of an Incremental Revolving Facility (“Incremental Revolving Commitments”) of a given Class (or series or tranche thereof) (each, an “Existing Revolver Tranche”) be amended to extend the maturity date with respect to all or a portion of any principal amount of such Revolving Commitments or Incremental Revolving Commitments (any such Revolving Commitments or Incremental Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Revolving Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request” and together with a Term Loan Extension Request, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver

Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-in Yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the All-in Yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment; and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the maturity date of the non-extending Revolving Commitments); provided, further, that all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series” (and together with a Term Loan Extension Series, any “Extension Series”)) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $5,000,000 (or such lesser amount as to which the Administrative Agent may agree).
(b)The Borrower shall provide the applicable Extension Request at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.
(c)Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company, the Administrative Agent, each Extending Term Lender or Extending Revolving Lender, as applicable, and, in the case of Extended Revolving Commitments that provide for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period, each L/C Issuer and the Swing Line Lender, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.24(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Company may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Company’s sole discretion and as may be waived by the Company) of Term Loans, Revolving Commitments or Incremental Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.3 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Election (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.3), (iii) modify the prepayments set forth in Section 2.3 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.1 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(d)No extension of Loans pursuant to any Extension Election in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(e)This Section 2.24 shall supersede any provisions in Section 2.17(d) or 10.1 to the contrary.
2.25.Incremental Loan Extensions.
(a)The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of any Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new Classes of revolving commitments and/or increase the aggregate amount of the Revolving Commitments of any existing Class (any such new Class or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:
(i)no commitments in respect of Incremental Loans (“Incremental Commitment”) in respect of any Incremental Facility may be in an amount that is less than $10,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),
(ii)except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),
(iii)no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Facility or Incremental Loan,
(iv)the final maturity date of any Incremental Revolving Facility or any Incremental Term Facility shall be no earlier than the Latest Maturity Date and the final maturity date of any Incremental Term Facility consisting of a tranche B term facility (i.e., a term loan facility having amortization, tenor and other terms customary for the term loan B market) (an “Incremental Tranche B Term Facility”) shall be no earlier than the Latest Maturity Date; provided, that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (iv) or to any Indebtedness incurred in reliance on the Inside Maturity Basket,
(v)the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans (and, if there are no then-existing Term Loans shall, not require any scheduled amortization or other scheduled prepayments other than customary amortization for a customary “term loan B” facility or a customary “term loan A” facility); provided that the foregoing limitation shall not apply to a customary bridge facility which, subject to customary conditions, automatically convert into long-term debt satisfying the requirements of this clause (v) or to any Indebtedness incurred in reliance on the Inside Maturity Basket,
(vi)subject to clauses (iv) and (v) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility,
(vii)to the extent applicable, the fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,
(viii)(A) each Incremental Facility shall rank pari passu with the initial Revolving Loans, in each case in right of payment and security and (B) no Incremental Facility may be (x) guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (y) secured by Liens on any assets other than the Collateral,
(ix)any Incremental Term Facility may provide for the ability to participate (A) a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans, in each case, made pursuant to Section 2.10 and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),
(x)no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any Limited Condition Transaction, where solely to the extent required by the Lenders providing such Incremental Facility, no such Event of Default shall exist at the time as elected by the Company pursuant to Section 1.4(d)),
(xi)except as otherwise required or permitted in clauses (i) through (x) above and except in the case of any increase in the principal amount of Loans of any existing Class, all other terms of any Incremental Facility shall be as agreed between the Borrower and the Lenders providing such Incremental Facility; provided that, to the extent such terms are not consistent with the terms in respect of the applicable Facility, they shall be not materially more restrictive

(as determined by the Borrower in good faith), when taken as a whole, than those under such applicable Facility (except for covenants or other provisions (x) applicable only to periods after the maturity date of such applicable Facility, (y) that are also added for the benefit of each applicable Facility or (z) that are reasonably satisfactory to the Administrative Agent); provided that, in the case of clauses (w), (y) and (z), if any financial maintenance covenant for the benefit of any Incremental Facility is added or is more restrictive than the financial maintenance covenant then applicable to any then-existing Revolving Facility, such financial maintenance covenant shall be applied to any then-existing Revolving Facility,
(xii)the terms in respect of any Incremental Facility constituting an increase in the principal amount of an existing Class shall be the same as the terms of such existing Class;
(xiii)the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Company and/or its Subsidiaries (including permitted Restricted Payments, Investments, permitted acquisitions, Restricted Debt Payments) and any other purpose not prohibited by the terms of the Loan Documents, and
(xiv)on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.14, such Incremental Term Loans shall be added to each borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term SOFR Loans of the relevant Class and which end on the last day of such Interest Period.
(xv)[reserved].
(b)Incremental Commitments may be provided by any existing Lender or by any other Assignee (any such other Assignee being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.6(c) for an assignment of Loans to such Additional Lender.
(c)Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.
(d)As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Additional Lender and (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans.
(e)The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Company and/or the Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.25 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Classes or sub-Classes, in each case on terms consistent with this Section 2.25 (including with respect to (i) establishing Incremental Revolving

Commitments denominated in a foreign currency, (ii) the incorporation of customary agency provisions of the Administrative Agent required for the administration of a revolving credit facility, letter of credit facility and/or swing line loan facility established pursuant to any Class of Incremental Revolving Commitments (including provisions with respect to the inclusion of a customary base rate option for Borrowings under such revolving credit facility), (iii) the appointment of a letter of credit issuer and/or swing line lender pursuant to any Class of Incremental Revolving Commitments and/or (iv) the appointment of one or more a Subsidiary Guarantors as a Borrower in respect of such Incremental Facility).
(f)Notwithstanding anything to the contrary in this Section 2.25 (including Section 2.25(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Term Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).
(g)This Section 2.25 shall supersede any provision in Section 2.17 or 10.1 to the contrary.
(h)Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.25:
(i)if such Incremental Revolving Facility establishes Revolving Commitments of the same Class as any then-existing Class of Revolving Commitments, (i) [reserved] and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments of such Class (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.25); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and
(ii)if such Incremental Revolving Facility establishes Revolving Commitments of a new Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility, (B) repayments required upon the maturity date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with any then-existing Revolving Facility, (2) [reserved] and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Commitments under, any Revolving Facility after the effective date of any Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later maturity date than such Revolving Facility or (II) with the proceeds of Indebtedness refinancing such Revolving Facility.
(i)Following the Closing Date, upon the request of the Company and with the prior written consent of each Revolving Lender and the Agent (not to be unreasonably withheld, conditioned or delayed), the Company may be added as an additional Borrower under the Revolving Facility pursuant to an Incremental Facility Amendment; provided that such Incremental Facility Amendment (including as to Tax matters and the gross-up of any withholding Taxes in connection with such addition) is satisfactory to, and agreed by, the Administrative Agent and each Revolving Lender. For the avoidance of doubt, the Company shall not be a Borrower in respect of the Revolving Facility or any portion thereof unless each Revolving Lender shall have consented thereto and to any Incremental Facility Amendment related thereto.

2.26.Cash Collateral.
(a)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.27(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.26(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.26(c) or Sections 2.3, 2.4, 2.6, 2.11, 2.27 or Section 8 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.27.Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender (a “Defaulting Revolving Lender”), then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Revolving Lender:
(a)commitment fees shall cease to accrue on the Available Revolving Commitment (if any) of such Defaulting Revolving Lender pursuant to Section 2.6;
(b)each Defaulting Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Revolving Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.26..
(c)with respect to any fee payable under Section 2.6 or any Letter of Credit Fee not required to be paid to any Defaulting Revolving Lender pursuant to clause (a) or (b) above, the Borrower shall (x) pay to each Non-Defaulting Revolving Lender that portion of any such fee otherwise payable to such

Defaulting Revolving Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Revolving Lender pursuant to clause (h) below, (y) pay to each L/C Issuer and each Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Revolving Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Revolving Lender, and (z) not be required to pay the remaining amount of any such fee.;
(d)the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Revolving Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders under the Revolving Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (d) shall not apply in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby; and
(e)any amount payable to such Defaulting Revolving Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Revolving Lender pursuant to Section 10.7 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Revolving Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the Borrower and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Revolving Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Revolving Lender to any L/C Issuer or the Swing Line Lender hereunder; (iii) third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Revolving Lender in accordance with Section 2.3, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Revolving Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, unless such Defaulting Revolving Lender has no remaining unutilized Revolving Commitment, held in such account to be released pro rata (x) as cash collateral for future funding obligations of the Defaulting Revolving Lender in respect of any Revolving Loans under this Agreement and (y) in order to Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Revolving Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.3, (vi) sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or any Swing Line Lender against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower(s) against such Defaulting Revolving Lender as a result of such Defaulting Revolving Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Revolving Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (A) a prepayment of the principal amount of any Revolving Loans or L/C Borrowings as to which a Defaulting Revolving Lender has funded its participation and (B) made at a time when the conditions set forth in Section 5.3 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, or L/C Obligations owed to, all Revolving Lenders that are not Defaulting Revolving Lenders under the Revolving Facility pro rata prior to being applied to the prepayment of any Revolving Loans of, or L/C Obligations issued to, any Defaulting Revolving Lender. On the Revolving Termination Date, any remaining amounts not previously applied (except for amounts in connection with clause (vii) above) shall be returned to the applicable Defaulting Revolving Lender
(f)The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 2.27. The provisions of this Section 2.27 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Borrower and any Defaulting Revolving Lenders

(g)Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from such Lender becoming a Defaulting Revolving Lender, including any claim of a non-Defaulting Revolving Lender as a result of such non-Defaulting Revolving Lender’s increased exposure following such reallocation.
(h)All or any part of such Defaulting Revolving Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Revolving Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Revolving Lender to exceed such Non-Defaulting Revolving Lender’s Revolving Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Revolving Lender arising from that Lender having become a Defaulting Revolving Lender, including any claim of a Non-Defaulting Revolving Lender as a result of such Non-Defaulting Revolving Lender’s increased exposure following such reallocation.
(i)If the reallocation described in clause (h) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender‘s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.26.
(j)If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Revolving Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Revolving Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.27(h)), whereupon such Revolving Lender will cease to be a Defaulting Revolving Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Revolving Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Revolving Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Revolving Lender.
(k)So long as any Revolving Lender is a Defaulting Revolving Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.28.Refinancing Facilities.
(a)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor (other than an Ineligible Institution) that agrees to provide any portion of Refinancing Term Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.28 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s providing such Refinancing Term Loans or Other Revolving Commitments to the extent such consent, if any, would be required under Section 10.6(c) for an assignment of Revolving Commitments or Loans to such Lender or Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower in its sole discretion, of Term Loans or Revolving Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Commitments, or Other

Revolving Loans; provided that notwithstanding anything to the contrary in this Section 2.28 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) [reserved], (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments in respect of Revolving Loans, except that the Company shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.
(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.3 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(c)Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.28(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.
(d)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.1 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
(e)This Section 2.28 shall supersede any provisions in Section 2.17 or 10.1 to the contrary.
Section 3. [RESERVED]
Section 4.REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the L/C Issuers and the Lenders to enter into this Agreement and to make the Loans, the Company and the Borrower each hereby represent and warrant to the Administrative Agent, each L/C Issuer and each Lender that:
4.1.Financial Condition. The financial statements of the Company delivered to the Arrangers prior to the Closing Date and the financial statements of the Company delivered pursuant to Section 6.1 present fairly in all material respects the financial condition of the Company as at the date referenced therein, and the combined results of its operations and its combined cash flows for the applicable periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2.No Change. Since December 31, 2024, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
4.3.Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is (except in the case of any Immaterial Subsidiary) duly organized, validly existing and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing (to the extent such concept is relevant in the applicable jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (a) (except with respect to the Company and the Borrower), (b), (c) and (d), to the extent that the failure to be qualified or comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4.Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or will have been obtained or made and be in full force and effect on the Closing Date or (ii) where the failure to obtain such consent or authorization, or failure to file or provide notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5.No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Company or any of its Subsidiaries or (b) any other Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except to the extent, in this clause (b), such violation would not reasonably be expected to have a Material Adverse Effect.
4.6.Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
4.7.No Default.
(a)Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

(b)No Default has occurred and is continuing.
4.8.Ownership of Property. Each of the Company and its Subsidiaries (other than Foreign Subsidiaries, as to which no representation is made) has title in fee simple to, or a valid leasehold interest in, all its material real property, including the Mortgaged Properties, and good title to, or a valid leasehold interest in, all its other property and rights, except where such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.9.Intellectual Property. To the Knowledge of the Company, the Company and each of its Subsidiaries owns, or has a license or right to use, all material Intellectual Property necessary for the conduct of its business as currently conducted, and no claim has been asserted and is pending by any Person challenging or questioning the Company’s or its Subsidiaries’ use of any such material Intellectual Property or the validity of any such material Intellectual Property owned by the Company or any of its Subsidiaries, nor does the Company know of any valid basis for any such claim, except, in each of the foregoing cases, as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no use of Intellectual Property by the Company and its Subsidiaries infringes, misappropriates or otherwise violates the valid and enforceable Intellectual Property rights of any Person, except where such use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.10.Taxes. Except as would not be expected to result in a Material Adverse Effect, each of the Company and each of its Subsidiaries has filed or caused to be filed all Federal, state and other tax returns that are required to be filed and has paid all Taxes (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or such Subsidiary, as the case may be).
4.11.Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.
4.12.Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.
4.13.ERISA. During the five-year period prior to the date on which this representation is made, except as would not reasonably be expected to have a Material Adverse Effect, (a) neither a Reportable Event nor an “accumulated funding deficiency” or “failure to meet the minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, (b) each Single Employer Plan has complied with the applicable provisions of ERISA and the Code, (c) no termination of a Single Employer Plan under Section 4041(c) of ERISA has occurred, and (d) no Lien in favor of the PBGC or a Plan has arisen. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by an amount which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect to the Loan Parties, no such Multiemployer Plan is Insolvent.
4.14.Investment Company Act; Other Regulations. No Loan Party is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15.Subsidiaries. Schedule 4.15 sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Company or any Subsidiary, in each case, on the Closing Date.
4.16.Use of Proceeds. The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Company and its Subsidiaries or for any other purpose not prohibited under this Agreement.
4.17.Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)the facilities and real properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern under circumstances that constitute a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;
(b)neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) nor does the Company have Knowledge of any such threatened notice;
(c)Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would be reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;
(d)no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or, to the knowledge of the Company, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders or administrative orders or other orders in effect under any Environmental Law with respect to the Properties or the Business;
(e)there has been no release or threatened release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and
(f)the Company and the Subsidiaries are, and have in the last five years been in compliance, with all applicable Environmental Laws.
4.18.Accuracy of Information, etc.
(a)(i) Written factual information, other than the Projections, forward-looking statements, estimates and information of a general economic or industry specific nature (the “Information”), that has been made available to the Administrative Agent or the Arrangers in connection with the transactions contemplated by this Agreement, concerning the Company, its Subsidiaries, the transactions contemplated by this Agreement and, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

(b)As of the Closing Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification and any Declaration of Beneficiaries and Controlling Parties provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.
4.19.Security Documents.
(a)The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, when the Administrative Agent (or its designee or agent) obtains control of stock certificates representing such Pledged Stock, in the case of the other Collateral described in the Collateral Agreement (other than any Intellectual Property constituting Collateral), when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the offices specified on Schedule 4.19(a), and, in the case of Intellectual Property constituting Collateral, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are or have been filed in the appropriate offices and appropriate filings have been filed with the United States Patent and Trademark Office or United States Copyright Office, as applicable, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Obligations (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person (except, Liens permitted by Section 7.3).
(b)The Israeli Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally) security interest in the Collateral described therein and proceeds thereof. If filed with the Israeli Registrar of Companies within 21 days of execution thereof, the Israeli Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Company in such Collateral and the proceeds thereof to the extent a security interest can be perfected by filings or other action required thereunder as security for the Secured Obligations (as defined in the Israeli Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).
(c)Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are or have been filed or recorded in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject only to permitted Liens described in Section 7.3 hereof. As of the Closing Date, Schedule 1.1B lists each of the real properties in the United States owned in fee simple by the Company or any of its Subsidiaries having a value, in the reasonable opinion of the Company, in excess of $10,000,000.
4.20.Solvency. As of the Closing Date, (a) each Loan Party is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent and (b) the Company is not insolvent under the Israeli Insolvency and Economic Recovery Law, 2018.
4.21.Anti-Corruption Laws; Sanctions and Patriot Act. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the Knowledge of the Company, its directors, officers, employees and agents, acting in their capacity as such, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any

Subsidiary or, to the Knowledge of the Company, any of the Company’s directors, officers or employees, or (b) to the Knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan, direct or, to the Borrower’s Knowledge, indirect use of proceeds, or other transaction by the Borrower contemplated by this Agreement will violate the Patriot Act, Anti-Corruption Laws or applicable Sanctions. To its knowledge, none of the Company or any of its Subsidiaries has entered into any transaction, contract or arrangement or agreed to enter into any of the foregoing: (i) that is prohibited under the Law on the Struggle Against Iran’s Nuclear Program, 5772-2012 or (ii) with any person that is, or is controlled by, a person located, resident in, organized under the laws of, or owned or controlled by the government of, a country or territory that is an enemy country under the Israeli Trade with the Enemy Ordinance 1939.
4.22.EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
4.23.Israeli Companies Law. The Company is not a “company in violation” under Section 362A of Israeli Companies Law 5759-1999, and except as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, no other Loan Party is a “company in violation” under Section 362A of Israeli Companies Law 5759-1999.
4.24.Outbound Investment Rules. Neither the Company nor any of its subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Company nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that would cause the Credit Parties to be in violation of the Outbound Investment Rules or cause the Credit Parties to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 5.CONDITIONS PRECEDENT
5.1.[Reserved].
5.2.Conditions to the Closing Date. The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions precedent:
(a)Loan Documents and Certificates. Subject in all respects to the Limited Conditionality Provision in the last paragraph of this Section 5.2, the Administrative Agent shall have received the following, each dated the Closing Date:
(i)counterparts of this Agreement executed by each of the Lenders, the L/C Issuers and a Responsible Officer of the Company and a Responsible Officer of the Borrower;
(ii)the Guarantee Agreement, executed and delivered by each Loan Party and the Administrative Agent;
(iii)the Collateral Agreement, executed and delivered by each Loan Party, the Collateral Agent;
(iv)the Israeli Security Agreement, executed and delivered by the Company, the Collateral Agent and in acceptable form for filing with the Israeli Registrar of Companies; and
(v)(A) a certificate of a Responsible Officer of the Company certifying satisfaction of the conditions set forth in Sections 5.2(j), (k) and (l) and (B) a certificate of each Loan Party, dated as of the Closing Date, executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall (I) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the entry into the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (II) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (III) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party (or articles of association or other equivalent thereof) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date).
(b)Legal Opinion. The Administrative Agent shall have received the executed legal opinions, each in a form reasonably acceptable to the Administrative Agent of (i) Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the applicable Loan Parties and (iii) Meitar Law Offices, Israeli counsel to the Loan Parties.
(c)KYC. The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information as has been reasonably requested in writing at least ten business days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(d)Fees. The Administrative Agent shall have received all fees, interest and other amounts due and payable as of the Closing Date to the Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least three business days prior to the Closing.
(e)[Reserved].
(f)[Reserved].
(g)Collateral. Subject in all respects to the Limited Conditionality Provision in the last paragraph of this Section 5.2, all documents and instruments necessary to create and perfect a first priority security interest (subject to liens permitted under the Loan Documents) in the Collateral shall have been delivered by the Loan Parties.
(h)[Reserved].
(i)[Reserved].
(j)No Default. No Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.
(k)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date).
(l)2025 Refinancing. The 2025 Refinancing shall have been consummated, or will be consummated substantially concurrently with the initial borrowings under this Agreement, and the Administrative Agent shall have received a customary payoff letter in respect of the foregoing.

(m)Israeli Security Agreement. Subject in all respects to the Limited Conditionality Provision in the last paragraph of this Section 5.2, the Administrative Agent shall have received an original charge registration form (in Hebrew) (“Form 10”), executed and delivered by the Company (and its officers) and in acceptable form for filing with the Israeli Registrar of Companies.
(n)It is understood and agreed that for purposes of the availability of the Revolving Facility on the Closing Date, to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the equivalent in the State of Israel or the delivery of stock certificates evidencing Capital Stock in (x) the Domestic Subsidiaries of the Company and (y) the Borrower) is not provided on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent under this Section 5.2 but shall be required to be delivered no later than ninety (90) days after the Closing Date (or such later date agreed to by the Administrative Agent). This paragraph is referred to herein as the “Limited Conditionality Provision”.
5.3.Conditions to Extensions of Credit. The agreement of each Lender to make any Borrowing or L/C Credit Extension requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date).
(b)No Default. No Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c)Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.
Section 6.AFFIRMATIVE COVENANTS
From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:
6.1.Financial Statements. Furnish to the Administrative Agent and each Lender:
(a)as soon as available, but in any event within (i) with respect to any other fiscal year of the Company, 90 days after the end of such fiscal year of the Company ending after the Closing Date (or, in each case, such later date for filing as may be permitted for the Company may pursuant to the Exchange Act), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness permitted to be incurred under Section 7.2 that is scheduled to occur within one year from the time such audit report is delivered, (ii) any actual or potential inability to satisfy the Financial Covenant or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by Kost Forer Gabbay & Kasierer, a member of EY Global or other independent certified public accountants of nationally recognized standing;
(b)as soon as available, but in any event not later than 45 days after the end of any fiscal quarter of the Company ending after the Closing Date (other than the fourth fiscal quarter of any fiscal year) (or, in each case, such later date for filing as may be permitted for the Company may pursuant to the Exchange Act), the unaudited consolidated or combined, as applicable, balance sheet of the Company and its consolidated or combined, as applicable, Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated or combined, as applicable, statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Company and its subsidiaries (subject to normal year-end audit adjustments);
(c)as soon as available, but in any event within 90 days after the end of any fiscal year of the Company ending after the Closing Date, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any such exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under Indebtedness permitted to be incurred under Section 7.2 that is scheduled to occur within one year from the time such audit report is delivered, or (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by independent certified public accountants of nationally recognized standing;
All such financial statements shall be prepared in reasonable detail and in accordance in all material respects with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
Financial statements and reports required to be delivered pursuant to this Section 6.1 and Section 6.2(d) shall be deemed to have been delivered on the date on which (a) such financial statements or reports have been included in the Company’s annual report on Form 10-K or Form 20-F or quarterly report on Form 10-Q or Form 6-K, as the case may be, as filed with the SEC, and such report has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm (or any successor website), on the Company’s IntraLinks site at intralinks.com or on the Company’s website or (b) the Company provides notice to the Administrative Agent (which notice the Administrative Agent shall promptly provide to the Lenders) that such financial statement or report has been posted at another relevant website identified in such notice and accessible by the Lenders without charge.
6.2.Certificates; Other Information. Furnish to the Administrative Agent and each Lender:
(a)simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) and Section 6.1(b) above, the related consolidating financial information (which may be unaudited) reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(b)within 10 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly and annual financial statements, a Compliance Certificate as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;
(c)[reserved];
(d)promptly upon the mailing thereof, copies of all financial statements and reports (except to the extent previously delivered pursuant to Section 6.1) that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;
(e)promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” regulations and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and
(f)promptly, such additional financial information as any Lender (through the Administrative Agent) may from time to time reasonably request.
The Borrower hereby acknowledges that (a) the Agents may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
6.3.Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Tax obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
6.4.Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of each of clause (i) (other than with respect to the existence of the Borrower) and (ii) above, to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) maintain in effect and apply policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.5.Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where such failure would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business and (c) if any portion of an improvement on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
6.6.Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in conformity in all material respects with GAAP and (b) permit representatives of the Administrative Agent (which, following the occurrence and during the continuance of an Event of Default, may be accompanied by representatives of any Lender), upon reasonable prior written notice, to make reasonable visits to and inspections of any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Company and its Subsidiaries with officers of the Company and its Subsidiaries; provided that with respect to clause (b), prior to the occurrence and continuation of an Event of Default, no more than one such visit shall be made per year.
6.7.Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a)the occurrence of any Default or Event of Default upon obtaining Knowledge thereof;
(b)any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;
(c)the following events, as soon as possible and in any event within 30 days after the Company has Knowledge: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; provided, that in each case of clauses (i) and (ii), except as would not reasonably be expected to have a Material Adverse Effect; and
(d)any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

6.8.Environmental Laws. Comply with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.9.Additional Collateral, etc..
(a)With respect to any property or rights acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents) (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, does not have a perfected Lien, promptly (and, in any event within 60 days following such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a security interest in such property and (ii) take all actions as the Administrative Agent or Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code or other applicable financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent.
(b)With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $20,000,000 acquired after the Closing Date by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), promptly (and in any event within 90 days following such acquisition or such later date selected by the Administrative Agent in its reasonable discretion) deliver the documents required for Mortgaged Properties pursuant to Section 6.11; provided, however, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided, further, that the deadline for delivery of the Mortgage and other deliverables under this Section 6.9(b) shall be automatically extended to comply with this proviso.
(c)With respect to any new Subsidiary (other than any Excluded Subsidiary) (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary (to the extent not a Loan Party)), promptly (and, in any event within 60 days after the acquisition or formation thereof or the cessation to be an Excluded Subsidiary) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries that is a Loan Party (or is required to be a Loan Party pursuant to the terms of this Agreement and the other Loan Documents), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and take such other action as may be required or the Administrative Agent reasonably requests to perfect the Collateral Agent’s security interest therein, (iii) cause such new Subsidiary to become a party to the Guarantee Agreement and the Collateral Agreement and, to the extent applicable, the Israeli Security Agreement and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
(d)With respect to any new CFC or CFC Holding Company (other than any Excluded Foreign Subsidiary (as defined in the Collateral Agreement)) of a Loan Party created or acquired after the Closing Date by the Company or any other Loan Party, promptly (and, in any event within 60 days after the creation or acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent reasonably request to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary that is a CFC or a CFC Holding Company be required to be so pledged); provided, further, that no Loan Party shall be obligated to pledge the Capital Stock of a Foreign Subsidiary to the extent such pledge would violate the laws of the jurisdiction of such Foreign Subsidiary’s organization, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein and (iii) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
(e)In addition, within 60 days of the Closing Date, the Company shall deliver to the Administrative Agent and the Collateral Agent insurance certificates and endorsements naming the Collateral Agent as additional insured or mortgagee and loss payee (in accordance with customary practice in the jurisdiction where the applicable insurance policy is maintained) under the insurance policies of the Company and its Subsidiaries and ensure that it continues to be so named on its insurance policies at all times thereafter.
(f)For the avoidance of doubt, references in this Section 6.9 to any asset, property, right or Capital Stock of any Subsidiary created or acquired after the Closing Date do not include Excluded Assets (as defined in the Collateral Agreement).
(g)The Administrative Agent shall have the right to extend any of the time periods set forth in this Section 6.9 in its reasonable discretion.
(h)Notwithstanding anything to the contrary in any Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (A) to perfect any pledge, security interest or mortgage by any means other than through (x) any filing pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) or pursuant to any equivalent law, rule or regulation of the State of Israel and any filing in any applicable real estate records in the United States or the State of Israel with respect to any Mortgaged Property or any fixture relating to any Mortgaged Property, (y) any filing in the United Stated Copyright Office or the United States Patent and Trademark Office or applicable authorities in Israel with respect to Intellectual Property or (z) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates of the Company and its wholly-owned pledged subsidiaries and certain instruments with a fair market value in excess of $5,000,000, (B) to enter into any account control agreement or lockbox or similar arrangement with respect to any deposit account, securities account or commodities account, (C) with respect to any Loan Party organized under the laws of the State of Israel, to obtain any landlord or bailee waiver, or (D) to take any action in or required by a jurisdiction other than the State of Israel or the United States or with respect to any asset located or titled outside of the State of Israel or the United States (and there shall be no guarantee, security agreement or pledge agreement governed by the laws of any jurisdiction other than the State of Israel or a state in the United States).

6.10.Designation of Subsidiaries. The Company may at any time designate any Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.10 are satisfied; provided that:
(a)both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing or would result therefrom;
(b)in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.10; and
(c)in no event shall any Subsidiary be designated an Unrestricted Subsidiary if such Subsidiary or any subsidiary of such Subsidiary owns material Intellectual Property.
The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Company). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.
6.11.Post-Closing Real Estate Deliverables. No later than 120 days after the Closing Date (or such later date selected by the Administrative Agent in its reasonable discretion) the Company shall cause to be delivered to the Administrative Agent and the Collateral Agent:
(a)Mortgages. A Mortgage encumbering each Mortgaged Property listed on Schedule 1.1B in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;
(b)Title Insurance Policies. With respect to each Mortgage, (i) a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) issued by a nationally recognized and financially stable title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property in an amount not less than the value of such Mortgaged Property determined in the reasonable opinion of the Company, which policy (or such marked up unconditional title insurance commitment) (each, a “Title Policy”) shall (x) to the extent necessary, include such co-insurance and reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (y) have been supplemented by such endorsements as shall be reasonably requested by the Administrative Agent, and (z) contain no exceptions to title other than Liens permitted pursuant to Section 7.3; (ii) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies; and (iii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies and endorsements;
(c)Surveys. A survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (a) prepared by a surveyor reasonably acceptable to the Collateral

Agent, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Administrative Agent in its sole discretion, (c) for Mortgaged Property situated in the United States, certified to the Collateral Agent, and the Title Company, which certification shall be reasonably acceptable to the Collateral Agent and (d) in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the Title Policies and endorsements provided, however, that a survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” is delivered to the Collateral Agent and the Title Company and (y) the Title Policy for such Mortgaged Property does not contain the standard survey exception and includes customary survey related endorsements and other coverages in the applicable Title Policy (including, but not limited to public road access, survey, contiguity and so-called comprehensive coverage);
(d)Opinions. Favorable written opinions, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authority, execution, delivery, perfection and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Collateral Agent; and
(e)Flood Insurance. (a) “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property; and (b) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” (x) a notice about special flood hazard area status and flood disaster assistance, duly executed by the Company, (y) evidence of flood insurance with a financially sound and reputable insurer, naming the Collateral Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Collateral Agent, and (z) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Collateral Agent (provided that, notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any Mortgaged Property listed on Schedule 1.1B until the date that is (a) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (b) if such real property is located in a “special flood hazard area”, one hundred twenty (120) days, after the Collateral Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance and the deadline for delivery of the Mortgage and other deliverables under this Section 6.11 shall be automatically extended to comply with this proviso).
6.12.Post-Closing Obligations. The Company and each applicable Loan Party shall comply with each requirement set forth on Schedule 6.12 on or before the date specified for such requirement (or such later date as the Administrative Agent may agree in its reasonable discretion).
6.13.Holding Company Reorganization. The Company at any time may consummate a Holding Company Reorganization, provided that (i) immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing, (ii) the Company shall cause the Holding Company to (A) become a party to the Guarantee Agreement as a Guarantor, (B) deliver to the Administrative Agent any certificates representing the Collateral consisting of all Capital Stock owned by the Holding Company (other than Excluded Assets) and such joinder agreements, amendments and supplements to the applicable Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien on all Collateral owned by the Holding Company (other than Excluded Assets) and take all such actions necessary to cause such Lien to be duly perfected to the extent required by the Security Documents and (C) expressly assume all obligations of the Company under this Agreement and the other Loan Documents pursuant to supplements hereto and thereto or other documents or instruments, in each case in form and substance reasonably satisfactory to the Administrative Agent, and shall take all actions as may be required to preserve the enforceability of the Loan Documents, (iii) each Guarantor shall have confirmed in writing that its Guarantee shall apply to the Obligations of the Borrower notwithstanding the occurrence of the Holding Company Reorganization, (iv) the Administrative Agent shall have received such officers’ certificates and opinions of counsel as it may reasonably request in connection with such transaction, (v) the direct or indirect holders of the Capital Stock of the Holding Company immediately following such Holding Company Reorganization are substantially the same as the holders of the Company’s Capital Stock immediately prior to such Holding Company Reorganization, (vi) the revised organizational structure of the Holding Company, the Company and the Subsidiaries shall be reasonably satisfactory to Administrative Agent and (vii) the Administrative Agent and each Lender shall receive all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
6.14.Outbound Investment Rules. The Company will not, and will not permit any of its subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that would cause the Credit Parties to be in violation of the Outbound Investment Rules or cause the Credit Parties to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 7.NEGATIVE COVENANTS
From and after the Closing Date, the Company hereby agrees that, so long as any Loan or other amount is due and owing to any Lender or the Administrative Agent hereunder or any Commitment remains in effect, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
7.1.Financial Covenant. Permit the Total Net Leverage Ratio as at the last day of any Test Period to exceed 3.25:1.00, commencing with the Test Period for which the last fiscal quarter is the first fiscal quarter ending after the Closing Date; provided that the Borrower shall be permitted, solely in connection with a Qualified Acquisition, to elect to increase such maximum Total Net Leverage Ratio by 0.50:1.00 (to 3.75:1.00) for the fiscal quarter during which such Qualified Acquisition is consummated and for the three (3) fiscal quarters immediately thereafter (such period of four consecutive fiscal quarters, the “Total Net Leverage Ratio Step Up Period”); provided that (i) the maximum Total Net Leverage Ratio shall revert to 3.25:1.00 at the end of such Total Net Leverage Ratio Step Up Period and (ii) subsequent to any Total Net Leverage Ratio Step Up Period, the Borrower may not designate another acquisition as a Qualified Acquisition unless the maximum Total Net Leverage Ratio required to be maintained pursuant to this Section 7.1 has been 3.25:1.00 for at least one (1) full fiscal quarter.
7.2.Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)Indebtedness of any Loan Party pursuant to any Loan Document;
(b)Indebtedness of the Company to any of its Subsidiaries and of any Subsidiary to the Company or any other Subsidiary of the Company; provided that any Indebtedness of any Subsidiary that is not a Loan Party to the Company or to any of its Subsidiaries that are Loan Parties is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));
(c)Indebtedness existing on the Closing Date (or which may have been incurred pursuant to commitments existing on the Closing Date) listed, to the extent in excess of $5,000,000, on Schedule 7.2(d) and any Permitted Refinancing in respect thereof;

(d)(i) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(i) in an aggregate principal amount not to exceed the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period and (ii) and any Permitted Refinancing in respect thereof;
(e)Hedge Agreements as long as such agreements are not entered into for speculative purposes;
(f)(i) Incremental Equivalent Debt; provided that the aggregate principal amount of such Indebtedness incurred pursuant to this clause (f) by Subsidiaries that are not Loan Parties, together with the aggregate amount of Incurred Acquisition Debt and Ratio Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(g)(i) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for all incurrences by the Company and all Subsidiaries pursuant to this clause (g)) which when incurred does not exceed the greater of (x) $70,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(h)Capital Lease Obligations arising from Permitted Sale/Leasebacks;
(i)(i) Indebtedness of the Company or any Subsidiary (“Ratio Debt”) in an aggregate principal amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that (i) the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Ratio Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v) and (xv) (including all conditions and exclusions set forth therein), as applicable, shall apply mutatis mutandis as if such Ratio Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (i), together with the aggregate amount of Incurred Acquisition Debt and Incremental Equivalent Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(j)Indebtedness in respect of Cash Management Obligations, or guarantees thereof, including the guarantee set forth in the Guarantee Agreement;
(k)(i) additional Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(l)Guarantee Obligations by the Company of Indebtedness otherwise permitted hereunder of any Subsidiary and by any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary; provided that any guarantee by any Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party is permitted pursuant to Section 7.7 (other than Sections 7.7(c)(i) and 7.7(cc));
(m)(i) Indebtedness incurred in connection with any acquisition or other Investment permitted hereunder (“Incurred Acquisition Debt”) in an amount not to exceed (A) the Shared Incremental Amount plus (B) an unlimited amount equal to the Ratio Based Amount; provided that (i) the requirement set forth in Sections 2.25(a)(iv) and (v) (except with respect to any Incurred Acquisition Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Sections 2.25(a)(iv) and (v)), as applicable shall apply mutatis mutandis as if such Incurred Acquisition Debt were Incremental Facilities and (ii) the aggregate amount of Indebtedness incurred by Subsidiaries that are not Loan Parties under this clause (m), together with the aggregate amount of Ratio Debt and Incremental Equivalent Debt incurred by Subsidiaries that are not Loan Parties, shall not exceed the greater of (x)

$50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(n)(i) Indebtedness under a Permitted Receivables Financing in an aggregate principal amount not to exceed the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(o)to the extent constituting Indebtedness, obligations (including reimbursement obligations with respect to guaranties, letters of credit or other similar obligations) in respect of tenders, statutory obligations, leases, governmental contracts, stay, performance bid, customs, appeal and surety bonds and performance and/or return of money bonds and completion guarantees or other obligations of a like nature issued for the account of, or provided by, the Company and its Subsidiaries in the ordinary course of business;
(p)Indebtedness incurred by a Special Purpose Finance Subsidiary;
(q)Credit Agreement Refinancing Indebtedness (including successive Permitted Refinancings in respect thereof) and Guarantee Obligations by the Guarantors in respect thereof;
(r)Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations incurred by the Company or its Subsidiaries in connection with any acquisition or Disposition in each case permitted by this Agreement;
(s)Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation (e.g., earn-outs, indemnifications, incentive non-competes and other contingent or deferred obligations) or other similar arrangements incurred by such Person in connection with any acquisition or other Investment in each case permitted under Section 7.7 (other than Section 7.7(cc));
(t)Indebtedness of a Person which becomes a Subsidiary or is merged into any Subsidiary after the Closing Date in each case to the extent such acquisition or merger is permitted under this Agreement; provided that (i) such Indebtedness was in existence on the date such Person became a Subsidiary of, or merged into, such Subsidiary, (ii) such Indebtedness was not created in contemplation of such Person becoming a Subsidiary, (iii) such Indebtedness is not guaranteed in any respect by or secured by the assets of the Company or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (iv) immediately after giving effect to the acquisition of or merger with such Person by such Subsidiary, no Event of Default shall have occurred and be continuing;
(u)Indebtedness incurred by the Company or its Subsidiaries in respect of banker’s acceptances, bank guarantees, letters of credit, warehouse receipts or similar instruments entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, in each case in the ordinary course of business or consistent with past practice;
(v)Indebtedness consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements or (iv) obligations owing under supply, customer, distribution, license, lease or similar agreements, in each case with respect to clauses (i) through (iv), entered into in the ordinary course of business;
(w)Indebtedness supported by a letter of credit issued by any Person (other than the Company or any of its Affiliates) for the account of the Company or any of its Subsidiaries pursuant to another clause of this Section 7.2, the availability of which is subject to a stated quantum in a principal amount not in excess of the stated amount of such letter of credit;
(x)(i) Indebtedness related to any letter of credit issued in the ordinary course of business or created by or for the account of the Company or any of its Subsidiaries, in an aggregate principal amount not in excess of the greater of (x) $20,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period and (ii) any Permitted Refinancing in respect thereof;
(y)Indebtedness incurred in the ordinary course of business or consistent with past practice under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company and its Subsidiaries with respect to any such Indebtedness;
(z)Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;
(aa)Indebtedness (other than debt for borrowed money) of the Company and/or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business or consistent with past practice;
(ab)endorsement of instruments or other payment items for collection or deposit in the ordinary course of business or consistent with past practice;
(ac)unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8(g);
(ad)customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business;
(ae)Indebtedness of any Joint Venture, Indebtedness of the Company or any Subsidiary incurred on behalf of any Joint Venture, and any guarantees by the Company or any Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $10,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period;
(af)obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Company or any Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States; and
(ag)all premiums, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.2.
7.3.Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
(a)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Loan Party or any Excluded Subsidiary, as the case may be, in conformity with GAAP or in the case of a Subsidiary located outside of the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;
(b)statutory liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(c)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, governmental contracts, customs, stay, surety and appeal bonds, performance and/or return of money bonds and completion guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(e)easements, rights-of-way, restrictions and other similar encumbrances that are or would be reflected on a survey or by inspection of any real property or that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries taken as a whole;
(f)(i) Liens in existence on the Closing Date, to the extent the obligations secured by such Liens are in excess of $10,000,000, listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(c) or other obligations not prohibited hereunder and (ii) Liens replacing the Liens set forth on Schedule 7.3(f) securing a refinancing, refunding, renewal or extension of Indebtedness that is permitted pursuant to Section 7.2(c) or such other obligations; provided that such Lien shall not encumber any additional property after the Closing Date unless otherwise permitted by another provision of this Section 7.3 (in which case, for the avoidance of doubt, such Lien encumbering any additional property shall be incurred in reliance on such other provision of this Section 7.3) and that the amount of Indebtedness or such other obligation secured thereby is not increased;
(g)Liens on the Collateral to secure Indebtedness permitted under Sections 7.2(i) or 7.2(m); provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);
(h)Liens arising solely by virtue of any contractual, statutory or common law provisions related to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts;
(i)Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2(d)) and (ii) the amount of Indebtedness secured thereby is not increased;
(j)Liens created pursuant to the Security Documents;
(k)Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal and other bonds in connection with court proceedings, settlements or judgments; provided that (i) such Liens would not result in the occurrence of an Event of Default hereunder and (ii) such Liens are being contested in good faith by appropriate proceedings;
(l)Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license, sublicense or similar arrangement of real estate or other property (including Intellectual Property) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Company or any

Subsidiary in the ordinary course of business or consistent with past practice to secure the performance of obligations under the terms of the lease for such premises;
(m)Liens on assets subject to a Permitted Receivables Financing securing such Permitted Receivables Financing;
(n)additional Liens so long as the aggregate outstanding principal amount of the obligations secured thereby at the time such Lien is incurred does not exceed the greater of (x) $70,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period; provided that, if any such Liens encumber Collateral, such Liens shall be junior to the Liens securing the Obligations and an Other Debt Representative acting on behalf of the holders of such obligations shall have become a party to a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);
(o)Liens on the Collateral securing Incremental Equivalent Debt; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);
(p)Liens on cash, Cash Equivalents, deposit accounts and similar items of Subsidiaries that are not Loan Parties securing Cash Management Obligations of Subsidiaries that are not Loan Parties, and guarantees by any Subsidiary that is not a Loan Party of such Cash Management Obligations of other Subsidiaries that are not Loan Parties or such similar obligations of other Subsidiaries that are not Loan Parties;
(q)Liens on assets of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Subsidiaries that are not Loan Parties permitted pursuant to Section 7.2 (or not prohibited under this Agreement);
(r)Liens on Company Stock;
(s)Liens on assets of a Special Purpose Finance Subsidiary to secure Indebtedness incurred by such Special Purpose Finance Subsidiary;
(t)matters expressly listed as exceptions to title or subordinate matters in the Administrative Agent’s title insurance policies for such Mortgaged Properties;
(u)Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect thereof, and any Guarantee Obligations by the Guarantors in respect thereof; provided that an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu (but without regard to the control of remedies) with the Liens securing the Obligations, a First Lien Intercreditor Agreement as a “Senior Representative” (or similar term, in each case, to be defined in the First Lien Intercreditor Agreement) or (ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, a Junior Lien Intercreditor Agreement as a “Junior Priority Representative” (or similar term, in each case, to be defined in the Junior Lien Intercreditor Agreement);
(v)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(w)Liens (i) on cash or Cash Equivalents advanced in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5 (or, to dispose of any property in a transaction not constituting a Disposition hereunder to the extent such transaction is otherwise permitted under this Agreement);
(x)Liens on property or assets acquired by a Loan Party or on property or assets of any Person which becomes a Subsidiary of a Loan Party, in any such case existing at the time of the acquisition thereof (including acquisition through merger or consolidation) and not incurred in contemplation of such acquisition;
(y)Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;
(z)(i) Liens on the Capital Stock of a Joint Venture securing obligations of such Joint Venture that are otherwise permitted under this Agreement and (ii) customary options, put and call arrangements, rights of first refusal and similar rights relating to such Joint Venture under its joint venture agreement;
(aa)(i) deposits made or other security provided to secure liabilities to insurance brokers, insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto to the extent permitted hereunder;
(ab)(i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Company and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Company and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Company and/or any Subsidiary in the ordinary course of business or consistent with past practice and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to deposit accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;
(ac)Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(ad)Liens in connection with a Permitted Sale/Leaseback; provided that any such Lien shall encumber only the property interest subject to such Permitted Sale/Leaseback; and
(ae)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Company and/or its Subsidiaries;
(af)Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 7.7 arising out of such repurchase transaction;

(ag)Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 7.2(o) and (u);
(ah)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);
(ai)Liens (i) in favor of any Loan Party and/or (ii) granted by any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2 or Section 7.7 or securing other intercompany obligations not prohibited hereunder;
(aj)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;
(ak)undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(al)security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
(am)receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds;
(an)[reserved];
(ao)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Company or any Subsidiary in the ordinary course of business; and
(ap)Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any acquisition or other similar Investment permitted hereunder.
7.4.Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or Dispose of all or substantially all of its property or business, except that:
(a)(i) any Subsidiary of the Company (other than the Borrower) may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any other Subsidiary of the Company (provided that if (x) any such transaction is between the Borrower and another Subsidiary, the Borrower shall be the continuing or surviving entity, and (y) any such transaction is between a Guarantor and a Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving entity) and (ii) the Borrower may be merged or consolidated with or into any other Subsidiary (provided that the Borrower shall be the continuing or surviving entity).
(b)(i) any Subsidiary of the Company (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company, the Borrower or any Guarantor, (ii) any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Company, the Borrower or any other Subsidiary and (iii) any Subsidiary of the Company (other than the Borrower) may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 7.5 (other than pursuant to Section 7.5(c)); provided that, for the avoidance of doubt, any Subsidiary of the Company that only holds Capital Stock of other Subsidiaries of the Company (a “Subsidiary Holding Company”) may consummate any sale of all or substantially all of its assets that would be permitted under this Section 7.4(b) with respect each such Subsidiary or Subsidiaries held by such Subsidiary Holding Company;
(c)any Subsidiary (other than the Borrower) may be liquidated as long as the proceeds of such liquidation (after satisfying all Contractual Obligations of such Subsidiary) are distributed to the holders of the Capital Stock of such Subsidiary on an approximately ratable basis (based on their respective equity ownership interests in such Subsidiary); and
(d)the Company may consummate a Holding Company Reorganization.
7.5.Disposition of Property. Dispose of any of its property or rights, whether now owned or hereafter acquired, except:
(a)the Disposition of unnecessary, obsolete or worn out property;
(b)the sale of inventory or goods held for sale in the ordinary course of business;
(c)Dispositions permitted by Section 7.4(b), and Dispositions to effect Restricted Payments and Investments permitted pursuant to Sections 7.6 (other than Section 7.6(h)) and 7.7 (other than Sections 7.7(y) and (cc)), respectively;
(d)non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business;
(e)any Permitted Receivables Financing;
(f)Dispositions listed and described, to the extent in excess of $10,000,000, on Schedule 7.5 as in effect on the Closing Date;
(g)any Disposition of assets (i) from one Loan Party to another Loan Party, (ii) from a Subsidiary to a Loan Party or (iii) from one Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(h)the Disposition of other property not described in clauses (a)-(g) above or (i)-(ff) below for not less than fair market value as long as at least 75% of the consideration consists of cash and cash equivalents (provided that such minimum cash/cash equivalent requirement shall not apply to any Disposition or series of related Dispositions of property having a fair market value of not more than the greater of $30,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period) (provided that, for purposes of such minimum cash/cash equivalent requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Company or any Subsidiary) of the Company or any Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Company) that are (i) assumed by the transferee of any such assets and for which the Company and/or its applicable Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) the amount of any securities or other obligations or assets received by the Company or any Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $20,000,000 and 10% of

Consolidated EBITDA for the most recently ended Test Period, in each case of clauses (v) – (y) in this proviso, shall be deemed to be cash for purposes of this clause (h) and for no other purpose;
(i)the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party or Joint Venture or the assets of any Subsidiary that is not a Loan Party or Joint Venture to the Company or a Subsidiary of the Company;
(j)Dispositions of cash and/or Cash Equivalents or other assets that were cash and/or Cash Equivalents when the relevant original Investment was made;
(k)the Company and its Subsidiaries may sell property pursuant to Permitted Sale/Leasebacks;
(l)Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangement between joint venture or similar parties set forth in the relevant joint venture arrangements or similar binding agreements;
(m)the Disposition of the Capital Stock or assets of any Immaterial Subsidiary;
(n)the sale by the Company and its Subsidiaries of bills of exchange of the Company and its Subsidiaries;
(o)Dispositions of non-core assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or other Investment permitted hereunder or (y) which are being held for sale and not for the continued operation of the Company or any of its Subsidiaries or any of their respective businesses;
(p)any other Disposition; provided that the aggregate fair market value of all Dispositions pursuant to this Section 7.7(q) does not exceed the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period;
(q)the Company or any of its Subsidiaries may transfer or contribute ownership of the Capital Stock of any Subsidiary that is not a Loan Party formed or organized under the laws of (a) any European country or (b) any state, province, district or other subdivision of any such country, in each case to a Subsidiary that is not a Loan Party that is a European holding company;
(r)Dispositions of Company Stock;
(s)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Company in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the Company; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;
(t)Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (which, for the avoidance of doubt, shall exclude receivable financing);
(u)Transfers of property subject to a casualty event and Dispositions constituting expropriations or takings by a Governmental Authority;
(v)the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;

(w)Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any fiscal year, the greater of $50,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, which amounts if not used in any fiscal year may be carried forward to subsequent fiscal years (until so applied);
(x)Dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing of such operations;
(y)Dispositions, abandonments, cancellations or lapses of Intellectual Property or other Intellectual Property rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or consistent with past practice or which, in the good faith determination of the Company, are not necessary to the conduct of the business of the Company or its Subsidiaries or are obsolete, no longer economical to maintain or otherwise not material in the conduct of business of the Company or any of its Subsidiaries;
(z)the expiration of any Intellectual Property in accordance with any statutory term that is not subject to renewal;
(aa)Dispositions of Capital Stock of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries;
(ab)Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;
(ac)[reserved];
(ad)any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(ae)any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law; and
(af)any netting arrangement of accounts receivable between or among the Company and its Subsidiaries or among Subsidiaries of the Company made in the ordinary course of business.
Simultaneously with any transfer described in Section 7.5 (to the extent such transfer is to a Person that is not a Loan Party) of this Agreement, the Lien on and security interest created by the Loan Documents in the Capital Stock of the Subsidiaries so transferred or contributed will be automatically released and the Administrative Agent and the Collateral Agent shall take any action reasonably requested in writing by the Company to evidence such release.
Notwithstanding the foregoing, except with respect to the Company’s or any Subsidiary’s ability to license or sublicense Intellectual Property to Unrestricted Subsidiaries in the ordinary course of business, no Subsidiary may make a Disposition of any material Intellectual Property to any Unrestricted Subsidiary pursuant to this Section 7.5 unless such Disposition is to effect an Investment permitted pursuant to Section 7.7(b).
7.6.Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other applicable common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock (but excluding any of the foregoing with respect to any debt security that is convertible into, or exchangeable for, Capital Stock) of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:
(a)any Subsidiary may make Restricted Payments to the Company, any Subsidiary or to any other Person (ratably based on such other Person’s equity ownership in such Subsidiary) which owns Capital Stock of such Subsidiary;
(b)so long as no Event of Default shall have occurred and be continuing, the Company may purchase the Company’s common stock held by any Permitted Payee upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of Restricted Payments under this paragraph (b) in any fiscal year shall not exceed the lesser of (i) $10,000,000 and (y) the sum of $5,000,000 plus the amount of Restricted Payments permitted to be made pursuant to this paragraph (b) in any previous fiscal year but not so made as a Restricted Payment pursuant to this paragraph (b) in any previous fiscal year;
(c)the Company may make Restricted Payments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of such payment on a Pro Forma Basis would be less than 1.75:1.00 (it being understood that any Restricted Payment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (c) for such Restricted Payment may no longer be satisfied thereafter); provided that no Event of Default shall have occurred and be continuing or would result therefrom);
(d)the Company may withhold shares of Capital Stock of the Company from, and pay personal payroll taxes of employees in respect of vested restricted shares of, options to purchase and other equity incentive awards in respect of, the Capital Stock of the Company;
(e)the Company may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that (x) with respect to the use of the portion of the Available Amount set forth in (a)(ii) of the definition thereof, no Event of Default shall have occurred and be continuing or would result therefrom and (y) with respect to the use of each other portion of the Available Amount, no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(f)the Company may make additional Restricted Payments in an aggregate amount, together with the amount of Restricted Debt Payments made pursuant to Section 7.13(f), not to exceed the greater of $70,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period;
(g)the Company may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;
(h)to the extent constituting a Restricted Payment, the Company may consummate any transaction permitted by Section 7.5 (other than Sections 7.5(c)) and Section 7.7 (other than Sections 7.7(y) and 7.7(cc));
(i)the Company may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 7.6;
(j)the Company may make additional Restricted Payments in an aggregate amount in any calendar year not to exceed an amount equal to the greater of (x) 6.00% of the Market Capitalization and (y) $80,000,000; provided that amounts permitted by this clause (j) for any calendar year not utilized to make Restricted Payments during such calendar year shall carry-forward to increase availability under this clause (j) in succeeding calendar years;

(k)the Company may make a distribution, by dividend or otherwise, of the Capital Stock of any Unrestricted Subsidiary (or a Subsidiary that owns one or more Unrestricted Subsidiaries; provided that such Subsidiary owns no assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof);
(l)the Company may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 7.5 or any other transaction permitted hereunder;
(m)the Company may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards; and
(n)for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined, unitary or similar group for any federal, state, or local income tax purposes, the Company may pay any federal, state or local income taxes, or any franchise taxes imposed in lieu thereof, to any parent of any consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries or joint ventures in respect of any consolidated, combined, unitary or similar income tax return that includes the Company or any of its Subsidiaries or joint ventures to the extent attributable to the income of the Company and/or its Subsidiaries or joint ventures determined as if the Company and its Subsidiaries or joint ventures filed a consolidated, combined, unitary or similar return separately from any other members of the group.
7.7.Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise; provided that, for the avoidance of doubt, no revenue guarantee provided by the Company or any of its Subsidiaries to any publisher or advertiser shall constitute an Investment) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)extensions of trade credit in the ordinary course of business or consistent with past practice;
(b)investments in Cash Equivalents;
(c)(i) Guarantee Obligations permitted by Section 7.2 and (ii) Guarantee Obligations arising in the ordinary course of business or consistent with past practice with respect to other obligations that do not constitute Indebtedness;
(d)loans and advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business or consistent with past practice (including for travel, entertainment and relocation expenses) in an aggregate amount for the Company or any Subsidiary of the Company not to exceed the greater of (x) $20,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;
(e)Guarantee Obligations by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party; provided that the aggregate amount of such Guarantee Obligations, together with the aggregate amount of Investments by Loan Parties made pursuant to the proviso to Section 7.7(f) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q), shall not exceed the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;
(f)intercompany Investments by the Company or any of its Subsidiaries in the Company or any Person that, prior to such investment, is a Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (f), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(q) shall not exceed the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;
(g)Investments in Joint Ventures or in any Person who, prior to the Investment, is not a Subsidiary and who becomes, as a result of the Investment, a Subsidiary that is not a Wholly Owned Subsidiary or in any other Subsidiary that is not a Loan Party in an aggregate amount not to exceed in any fiscal year the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Joint Ventures and Persons who become a Subsidiary as a result of such Investment or from such other Subsidiaries that are not Loan Parties; provided that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in the succeeding fiscal years (until so applied);
(h)Investments in existence on the Closing Date listed, to the extent in excess of $10,000,000, on Schedule 7.7(h); provided that no such Investment is increased except as permitted by the other provisions of this Section 7.7;
(i)each Finance Subsidiary may execute and deliver one or more promissory notes (having terms customary for similar notes issued in transactions similar to a Permitted Receivables Financing) to the Company and its Subsidiaries representing the purchase price of receivables sold to such Finance Subsidiary in a Permitted Receivables Financing, and the Company and its Subsidiaries may contribute receivables and other assets of the type referred to in the definition of “Permitted Receivables Financing” to the capital of any Finance Subsidiary in connection with a Permitted Receivables Financing;
(j)[reserved];
(k)Investments if, after giving effect thereto, the Total Net Leverage Ratio calculated on the date of such Investment on a Pro Forma Basis would be less than 2.00:1.00 (it being understood that any Investment permitted at the time it was made shall be deemed to be permitted notwithstanding that the conditions specified in this paragraph (k) for such Investment may no longer be satisfied thereafter); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(l)Investments by the Company and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (l); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(m)non-cash consideration received, to the extent permitted by the Loan Documents, in connection with the disposition of property permitted by this Agreement;
(n)Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable arising from the grant of trade credit, and guarantees for the benefit of existing or potential suppliers, customers, distributors, licensors, licensees, lessees and lessors, in each case in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;
(o)Hedge Agreements entered into not for speculative purposes;
(p)deposit accounts and securities accounts maintained in the ordinary course of business, and to the extent constituting an Investment, Cash Management Obligations;
(q)additional Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) (for all Investments by the Company and all Subsidiaries pursuant to this clause (q)) not to exceed the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding; provided that the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under this clause (q), together with the aggregate amount of Guarantee Obligations pursuant to Section 7.7(e) and the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 7.7(f), shall not exceed the greater of (x) $100,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;
(r)Investments held by a Person that is acquired and becomes a Subsidiary or of a Person merged or amalgamated or consolidated into any Subsidiary, in each case after the Closing Date and which acquisition, merger, amalgamation or consolidation is permitted in accordance with another provision of this Section 7.7, to the extent that such Investments held by such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(s)any Investments in a Joint Venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Joint Venture;
(t)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses (or other grants or rights to use or exploit) or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business or consistent with past practice;
(u)Investments maintained in connection with any Loan Party’s deferred compensation plan in the ordinary course of business;
(v)Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;
(w)any Investments acquired by the Company or any of its Subsidiaries:
(i)in exchange for any other Investment or accounts receivables held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement or delinquent accounts and disputes with or judgments against, the issuer of such Investment or accounts receivable;
(ii)as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(iii)as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or
(iv)in settlement of debts created in the ordinary course of business;
(x)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and works compensation, performance and similar deposits in each case entered into as a result of the operations of the business in the ordinary course;
(y)Investments in notes receivables payable to the Company or any Subsidiary by the purchasers of assets purchased pursuant to Dispositions permitted in accordance with Section 7.5;
(z)[reserved];
(aa)to the extent they constitute Investments, any letters of credit issued or created by the Company or its Subsidiaries pursuant to Sections 7.2(x) or 7.3(bb);

(ab)Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed in any fiscal year the greater of (x) $40,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period plus, in each case, all dividends, distributions, interest, payments, returns of capital, repayments of other amounts received in cash, by the Loan Parties from Unrestricted Subsidiaries; provided, that any such amount not so invested in the fiscal year for which it is permitted may be carried over for investment in succeeding fiscal years (until so applied);
(ac)Investments consisting of (or resulting from) Indebtedness permitted under Section 7.2, Liens permitted under Section 7.3, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Restricted Debt Payments permitted by Section 7.13 and Dispositions permitted by Section 7.5 (other than Section 7.5(c));
(ad)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;
(ae)(i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Company and/or its Subsidiaries, in each case, in the ordinary course of business or consistent with past practice and (iii) Investments consisting of guarantees of any supplier’s obligations in respect of commodity contracts solely to the extent such commodities related to the materials or products to be purchased by the Company or any Subsidiary;
(af)[reserved];
(ag)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;
(ah)Investments consisting of the licensing, sublicensing or contribution of any Intellectual Property or other Intellectual Property rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;
(ai)contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company or any of its Subsidiaries;
(aj)Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 7.7 and any other pledges or deposits permitted by Section 7.3;
(ak)Term Loans repurchased by the Company or a Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement; and
(al)Guarantee Obligations of the Company or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.
Any Investment that when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.
Notwithstanding the foregoing, except with respect to the Company’s or any Subsidiary’s ability to license or sublicense Intellectual Property to Unrestricted Subsidiaries in the ordinary course of business, no Investment constituting, or resulting from, any transfer or other Disposition of any material

Intellectual Property by the Company or any Subsidiary may be made to an Unrestricted Subsidiary, except pursuant to Section 7.7(bb).
7.8.Transactions with Affiliates. Enter into or suffer to exist any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with any non-consolidated Affiliate involving aggregate payments or consideration in excess of $10,000,000; provided that the foregoing restriction shall not apply to:
(a)[reserved];
(b)transactions or agreements between the Company and/or its Subsidiaries;
(c)transactions in effect on the Closing Date listed, to the extent in excess of $10,000,000, on Schedule 7.8 and any amendment, modification or extension to the agreements governing such transactions to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;
(d)transactions that (a) are upon fair and reasonable terms not materially less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) if in the good faith judgment of the board of directors of the Company no comparable transaction is available with which to compare such transaction, such transaction is fair to the Company or such Subsidiary from a financial point of view;
(e)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Company or any Subsidiary;
(f)(i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Company or any of its Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;
(g)Guarantees permitted by Section 7.2, Restricted Payments permitted under Section 7.6 (other than Section 7.6(h)), Investments permitted under Section 7.7 (other than Section 7.7(y) and Section 7.7(cc)) and Restricted Debt Payments permitted by Section 7.13;
(h)(i) the formation of a joint venture or similar entity (and Investments permitted in connection therewith), which would constitute a transaction with an Affiliate solely as a result of the Company or any Subsidiary owning Capital Stock of, or otherwise controlling, such joint venture or similar entity and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Company or any Subsidiary;
(i)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Company and/or any of its Subsidiaries in the ordinary course of business;
(j)any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Company from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Company or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Company or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;
(k)(i) Investments by Affiliates in securities or other Indebtedness of the Company or any Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Company or such Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or other Indebtedness of the Company or any Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and the Subsidiaries, in each case, in accordance with the terms of such securities or other Indebtedness;
(l)licenses or sublicenses by the Company or any of its Subsidiaries of Intellectual Property in the ordinary course of business; and
(m)transactions undertaken in the ordinary course of business or consistent with past practice pursuant to membership in a purchasing consortium.
7.9.Sales and Leasebacks. Enter into or suffer to exist any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred in a related transaction by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary; provided that any such transaction shall be permitted so long as (i) such transaction is on an arm’s length basis, (ii) the resulting Indebtedness is permitted by Section 7.2, (iii) no Event of Default shall have occurred and be continuing or would result therefrom and (iv) such sale/leaseback shall be for no less than the fair market value of such property at the time of such sale/leaseback as determined by the Company in good faith (collectively, the “Permitted Sale/Leasebacks”) (the Company agreeing that any Lien on or security interests in any such property created by the Loan Documents shall be automatically released upon consummation of such Permitted Sale/Leasebacks and the Collateral Agent shall take any action reasonably requested by the Company to evidence such release).
7.10.Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 of each year; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention above to (x) a calendar year-end convention or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the reasonable judgment of the Administrative Agent and the Company, to reflect such change in fiscal year.
7.11.Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries (other than Excluded Subsidiaries (except to the extent any Subsidiary is an Excluded Subsidiary solely pursuant to clause (iii) of the definition thereof)) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Company Stock and other Excluded Assets) or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than:
(a)this Agreement and the other Loan Documents;
(b)any agreements governing secured Indebtedness permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets securing such Indebtedness) or Permitted Receivables Financings (in which case, any prohibition or limitation shall only be effective against the assets included in such Permitted Receivables Financing);
(c)restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business or consistent with past practice (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);
(d)customary restrictions on the creation of Liens on any property or assets arising under a security agreement governing a Lien permitted under this Agreement;
(e)customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder;
(f)customary restrictions in Intellectual Property license agreements;
(g)any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;
(h)restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” Company with respect thereto), (ii) relating to such joint venture or its members and/or (iii) otherwise entered into in the ordinary course of business;
(i)restrictions on cash or other deposits permitted under Section 7.3 and/or 7.7 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash or other deposits or net worth requirements exist;
(j)restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), to the extent the assets or property subject to such restriction are in excess of $10,000,000, set forth on Schedule 7.11;
(k)restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;
(l)restrictions with respect to any Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Subsidiary; provided that such agreement was not entered into in anticipation of such Subsidiary or such Unrestricted Subsidiary becoming a Subsidiary and any such restriction does not extend to any assets or property of the Company or any other Subsidiary other than the assets and property of such Subsidiary;
(m)other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section 7.11; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
7.12.Lines of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses substantially similar to the businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
7.13.Optional Payments and Modifications of Subordinated Indebtedness. (i) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Subordinated Indebtedness (collectively, “Restricted Debt Payments”), or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement, instrument or other document evidencing Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that is not in the reasonable judgment of the Company materially adverse to the Lenders); provided that so long as no Event of Default has occurred and is continuing, the Company may:
(a)make regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than payments prohibited by the subordination provisions thereof;
(b)refinance Subordinated Indebtedness with the Net Cash Proceeds of a Permitted Refinancing;
(c)make payments of or in respect of Subordinated Indebtedness made solely with the Net Cash Proceeds of Qualified Capital Stock issued by the Company after the Closing Date;
(d)(A) convert any Subordinated Indebtedness into Qualified Capital Stock and (B) to the extent constituting a Restricted Debt Payment, pay payment-in-kind interest with respect to any Indebtedness that is permitted under Section 7.2;
(e)make Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on such date that the Company elects to apply to this clause (e); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(f)make additional payments of or in respect of Subordinated Indebtedness; provided that the aggregate principal amount of such payments pursuant to this clause (f), together with the amount of Restricted Payments made pursuant to Section 7.6(f), may not exceed the greater of $70,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period;
(g)make unlimited Restricted Debt Payments at any time the Total Net Leverage Ratio is equal to or less than 1.75:1.00 calculated on the date of such payment on a Pro Forma Basis after giving effect to such payment (it being understood and agreed that any fee, premium or expense paid or payable in connection with such payment shall not be subject to or included within the calculation of such amount); provided that no Specified Event of Default shall have occurred and be continuing or would result therefrom; and
(h)make payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment.
7.14.Use of Proceeds. Request any Loan or use, and the Company shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of directly or, to the Company’s Knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)the Borrower shall fail to pay any principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, in each case, when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days (or in the case of any technical or administrative error, five Business Days) after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate, statement, report or other document required to be delivered pursuant to this Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and, to the extent capable of being corrected, such inaccuracy is not corrected on or prior to 30 days from the earlier of (x) the first date a Responsible Officer of the Company has Knowledge of such inaccuracy and (y) the date on which the Company received notice thereof from the Administrative Agent or the Required Lenders of such misrepresentation; or
(c)any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (in each case with respect to legal existence of the Borrower and the Company only), Section 6.7(a), Section 6.12 or Section 7 of this Agreement; provided that notwithstanding this clause (c), (x) no breach or default by any Loan Party under Section 7.1 will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have declared all outstanding obligations under the Revolving Facility to be immediately due and payable and terminated the commitments under the Revolving Facility and have not rescinded such declaration and termination; or
(d)any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after receipt of notice thereof by the Company from the Administrative Agent or the Required Lenders; or
(e)the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto or any interest on any such Indebtedness, in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case of clauses (i) or (ii) the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate of $25,000,000 for the Company and its Subsidiaries; or
(f)(i) the Company or any of Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency (including an application for an order commence proceedings under the Israeli Insolvency and Economic Recovery Law, 2018), reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, freeze order or other relief with respect to it or its debts, except for any such case, proceeding or action in connection with any liquidation or dissolution otherwise permitted pursuant to Section 7.4 of this Agreement, or (B) seeking appointment of a receiver, trustee, custodian, conservator, an expert for examination of a creditor’s arrangement under Israeli insolvency laws or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” or “failure to meet the minimum funding standards” (each as defined in Section 412 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Company or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could be expected to have a Material Adverse Effect; or
(h)one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not covered by insurance as to which the relevant insurance company has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof (it being understood that, notwithstanding the definition of “Default,” no “Default” shall be triggered solely by the rendering of a judgment or judgments prior to the lapse of such 60-day period so long as such judgments are capable of satisfaction by payment at any time); or
(i)any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and perfected and of the same effect and priority purported to be created thereby on a material portion of the Collateral, except to the extent that such cessation results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction;
(j)any material portion of the guarantees contained in the Guarantee Agreement, taken as a whole, shall cease, for any reason, to be in full force and effect (other than as permitted in a Loan Document or in accordance with its terms) or any Loan Party shall so assert; or
(k)a Change of Control shall occur,
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company or the Borrower, automatically the Revolving

Commitments and any obligation of each L/C Issuer to make L/C Credit Extensions shall immediately terminate and the Loans hereunder (with accrued interest thereon), all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as set forth in the following clause (B) shall automatically become effective, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Revolving Commitments and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated forthwith, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); provided that, solely in connection with an Event of Default under Section 8 (with respect to a breach or default of Section 7.1) that is uncured or unwaived, the Required Revolving Lenders may take the actions specified in clause (B) above in respect of the Revolving Commitments and the Revolving Loans and the L/C Obligations. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.
Section 9.THE AGENTS
9.1.Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and the Company and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(a)The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Lender Cash Management Agreement Counterparty and a potential Lender Hedge Agreement Counterparty) and the L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 10.5(d), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.2.Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent, as applicable, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.
9.3.Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and any Agents duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that any Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, any Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 10.8) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer;
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders; and
(f)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or Affiliated Lender.

9.4.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6.Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(a)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(b)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.19(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(c)Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.7.Non-Reliance on the Agents and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender or each L/C Issuer as to any matter, including whether the Agents have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.

Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.8.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an L/C Issuer hereunder.
9.9.Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.3(i) and (j), 2.6, 2.8 and 10.5) allowed in such judicial proceeding; and(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the

Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10.Lender Cash Management Agreements and Lender Hedge Agreements. No Lender Hedge Agreement Counterparty or Lender Cash Management Agreement Counterparty that obtains the benefits of Section 8, the Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Guarantee Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Cash Management Agreements and Lender Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Hedge Agreement Counterparty or Lender Cash Management Agreement Counterparty, as the case may be.
9.11.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a) such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.12.Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 10.MISCELLANEOUS
10.1.Amendments and Waivers.
(a)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or L/C Borrowing, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, (y) that any amendment or modification in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or commitment fee for purposes of this clause (i) and (z) in each case of this clause (i), waivers of, or consents or departures from, mandatory prepayments, mandatory reductions of commitments, or of any Default or Event of Default) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Revolving Lender’s Revolving Commitment, in each case without the consent of each Lender directly affected thereby; (ii) reduce any percentage specified in the definition of Required Lenders or Required Revolving Lenders or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any term thereof, release all or substantially all of the Collateral (other than as otherwise permitted hereunder or in the other Loan Documents as in effect on the Closing Date) under the Collateral Agreement or the Israeli Security Agreement or release all or substantially all of the value of the guarantees (other than as otherwise permitted hereunder or in the other Loan Documents as in effect on the Closing Date) under the Guarantee Agreement, in each case without the consent of all Lenders or reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (iii) amend or modify any provision of Section 5.03 of the Collateral Agreement without the consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.17 in a manner that would alter the pro rata sharing of payments or Section (a) without the consent of all Lenders, or amend, modify or waive any other provision of Section 2.17 without the consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent; (vi) affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by an L/C Issuer without the consent of the L/C Issuers affected thereby; (vii) [reserved]; (viii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender directly affected thereby (other than as permitted by Section 10.6); or (ix) eliminate or reduce any voting rights under this Section 10.1 without the consent of each Lender directly affected thereby; (x) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Obligations to the Lien securing any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause (x) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification) or (xi) subordinate the Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this clause (xi) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification); provided that, notwithstanding the foregoing, any waiver or amendment of any condition precedent set forth in Section 5.2 as it pertains to any loans under the Revolving Facility shall require the written consent of only the Company and the Required Revolving Lenders (and not the Required Lenders). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

(i)Notwithstanding the foregoing, the Company and the Administrative Agent may enter into any Incremental Facility Amendment in accordance with Section 2.25, any Extension Amendment in accordance with Section 2.24 and any Refinancing Term Amendment in accordance with Section 2.28 and such Extension Amendments, Incremental Facility Amendments and Refinancing Term Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document; and
(ii)this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Company to the extent necessary in order to evidence and implement the designation of removal of an additional borrower with respect to any Incremental Revolving Facility in accordance with Section 2.24.
(b)Notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.
(c)Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 7.1 and the proviso to clause (B) of Section 8 (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders, (ii) amend, modify or waive any condition precedent set forth in Section 5.3 with respect to the making of Revolving Loans or (iii) except for any amendment, waiver or modification that would require the consent of each Revolving Lender adversely affected thereby pursuant to the other provisions of this Section 10.1, amend, modify or waive any provision of this Agreement that solely affects the Revolving Lenders in respect of any Revolving Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.
10.2.Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(A)if to the Company, the Borrower, the Administrative Agent, the Collateral Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and
(B)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in such clause (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent, the Swingline Lender, any L/C Issuer, the Company or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)Change of Address, Etc. Each of the Company, the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.3.No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4.Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder until the respective maturity dates of the Facilities.
10.5.Expenses; Limitation of Liability; Indemnity, Etc..
(a)Expenses. The Borrower agrees (i) within 30 days following presentation of a summary statement, to reimburse the Administrative Agent for its reasonable and invoiced out-of-pocket expenses that have been incurred in connection with the development, preparation, execution, delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (including the fees, charges and disbursements of one firm of counsel to the Administrative Agent, L/C Issuers and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent, L/C Issuers and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)), (ii) within 30 days following presentation of a summary statement, to pay or reimburse each Lender, each L/C Issuer and the Administrative Agent for all its reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including the fees, charges and disbursements of one firm of counsel to the Administrative Agent, L/C Issuers and Lenders, as a whole, and of a single local counsel in each appropriate jurisdiction (which may include, a single special counsel acting in multiple jurisdictions) for the Administrative Agent, L/C Issuers and Lenders, as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another local counsel in each appropriate jurisdiction) for all similarly affected persons)) and (c) to pay or reimburse all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder,
(b)Limitation of Liability. None of the Agents, any L/C Issuer or any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-

Related Person. To the fullest extent permitted by applicable law, (i) each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, the Company, any Lender-Related Person or any of their respective Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that the foregoing shall not limit the obligations of the Borrower under this Section 10.5 in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.
(c)Indemnity. The Borrower shall indemnify and hold harmless each Lender, each L/C Issuer, each Agent and the Administrative Agent and their respective Related Parties (each, an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all losses, claims (including intraparty claims), demands, damages and liabilities (“Liabilities”) to which any such Indemnitee may become subject arising out of or in connection with this Agreement, any Loan Documents, the transactions contemplated hereby or thereby or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any Indemnitee is a party thereto, whether or not such Proceedings are brought by the Company, its equity holders, Related Parties, Affiliates, creditors or any other person, and to reimburse each Indemnitee from time to time, within 30 days following the presentation of a summary statement, for any reasonable and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel (and, if applicable, another firm of local counsel in each appropriate jurisdiction) for all similarly affected Indemnitees), in connection with any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnitee, apply to Liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnitee or its Related parties, (ii) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from a material breach of the obligations of such Indemnitee or any such Indemnitee’s Related Parties under this Agreement or (iii) result from any Proceeding that does not involve an act or omission by the Company or its Affiliates and that is brought by an Indemnitee or Related Party against any other Indemnitee or Related Party (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role in connection with this Agreement). This Section 10.5(c)shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 10.5 to the Administrative Agent, the Collateral Agent, any L/C Issuer, the Swing Line Lender and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective Applicable Percentages immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.

(e)Payments. All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor.
(f)The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement.
10.6.Successors and Assigns; Participations and Assignments.
(a)This Agreement shall be binding upon and inure to the benefit of the Company, the Borrower, the Lenders, the Collateral Agent, the Administrative Agent, all future holders of the Loans and/or Commitments and their respective successors and assigns, except that none of the Borrower or the Company may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except in a transaction permitted by Section 7.4).
(b)Any Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities other than an Ineligible Institution (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (including such Lender’s participations in L/C Obligations and/or Swing Line Loans). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan and/or Commitment for all purposes under this Agreement and the other Loan Documents, the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement (including in the bankruptcy or similar event of the Lender) and the Company, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of or interest on, the Loans or any fees payable hereunder, postpone the date of any scheduled amortization payment or the final maturity of the Loans, in each case to the extent subject to such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and, other than as set forth in the preceding sentence, to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations in Section 2.19) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.21 and 2.22 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater amount pursuant to Section 2.18 or 2.19 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

As used herein, “Ineligible Institution” means (a) a natural person, (b) a Disqualified Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) a Defaulting Lender or (e) any of the Company and its Subsidiaries and Affiliates.
(c)Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign (subject to clauses (ii) and (iii) of the proviso below) to any other Lender, any Affiliate of any Lender or any Lender Affiliate (other than any Ineligible Institution) or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity other than an Ineligible Institution (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, any Affiliate of any Lender or any Lender Affiliate), unless otherwise agreed to by the Borrower and Administrative Agent, shall be in an aggregate principal amount of less than $10,000,000 in the case of Revolving Commitments or $500,000 in the case of Term Loans (provided that assignments made by any Lender on the same day to an Assignee and its Affiliates (including any Lender Affiliates) and contemporaneous assignments by Lender Affiliates to a single Assignee may be treated as a single assignment for purposes of satisfying any such minimum assignment amount requirement (other than in the case of an assignment of all of a Lender’s interests under the applicable Facility)), (ii) no lender may assign any interest in the Revolving Facility without the consent of each L/C Issuer and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed), (iii) no Lender may assign any interest in the Revolving Facility (other than, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, to an Affiliate of such Lender or, to another Lender then holding Revolving Commitments) without the consent of the Administrative Agent and the Borrower (not to be unreasonably withheld or delayed) and (iv) the Borrower shall be deemed to have consented to an assignment if it has not objected thereto by written notice to the Administrative Agent within ten Business Days of its receipt of notice thereof. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its related Lender Affiliates, if any (other than in the case of an assignment of all of a Lender’s interests under this Agreement). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be deemed a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing with respect to the Borrower.
Notwithstanding the foregoing, the Borrower may, in its sole discretion, withhold consent to any assignment to any Person that is not expressly a Disqualified Lender but is known by the Borrower to be an Affiliate of a Disqualified Lender without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name.
(d)The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2, a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Upon its receipt of an Assignment and Assumption executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be an obligation of the Borrower), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.
(f)The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(g)For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central banking authority having jurisdiction over such Lender in accordance with applicable law.
(h)The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.
(i)Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6, whether or not such assignment or transfer is reflected in the Register, shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 10.6.
(j)The Company shall have the right (i) at the sole expense of any Lender that is a Disqualified Lender and/or the Person that assigned its Commitments and/or Loans to such Disqualified Lender or to any Lender to the extent the Borrower’s consent was requested pursuant to Section 10.6 and not obtained, to seek to replace or terminate such Disqualified Lender or other Lender as a Lender by causing such Lender to (and such Lender shall be obligated to) assign (without recourse) any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Company’s sole option, be or include the Company or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Company to find such a replacement Lender, (2) the Company shall not have any obligation to such Disqualified Lender or other Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Company) shall pay to such Disqualified Lender or other Lender concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so assigned and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Commitments and/or Loans, in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Company)), or (ii) to prepay any Loans held by such Disqualified Lender or other Lender, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Commitments and/or Loans so prepaid and (y) the amount that such Disqualified Lender or other Lender paid to acquire such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such

Disqualified Lender, in whole or in part.  In connection with any such replacement, (1) if the Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Company, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which the Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Company) the amount required pursuant to this Section 10.6(j), then such Disqualified Lender or other Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender or other Lender, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Company the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Lender or other Lender agrees to disclose to the Company the amount it paid to acquire the Commitments and/or Loans held by it. The Disqualified Lenders List may be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Platform and (ii) made available to the Lenders upon written request to the Administrative Agent. The Borrower hereby acknowledges and consents to the posting and/or distribution of the Disqualified Lenders List pursuant to the terms set forth in this Agreement. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
(k)Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Company, or any Subsidiary (each, an “Affiliated Lender”) through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures to be established by the “auction agent” consistent with this Section 10.6(k) or (y) open market purchases on a non-pro rata basis (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion); provided that:
(i)any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled; provided that to the extent any Term Loans acquired by any Affiliated Lender are not permitted to be retired and cancelled under applicable Requirements of Law, such Affiliated Lender shall be deemed to have acknowledged and agreed that such Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote and such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (x) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) solely among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders;
(ii)no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable, and purchases of Term Loans pursuant to this Section 10.6(k) may not be funded with the proceeds of Revolving Loans; and
(iii)no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Company and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.6(k).
(l)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (c) above, such L/C Issuer or Swing Line Lender, as applicable, may, (i) upon 10 days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 10 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer or Swing Line Lender as an L/C Issuer or Swing Line Lender, as the case may be. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.
10.7.Adjustments; Set-off.
(a)Except to the extent that (i) this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (including any payment obtained by a Lender as consideration for any permitted assignment of or permitted sale of a participation in any of its Loans or Commitments hereunder) or (ii) a payment is made in respect of obligations under Lender Hedge Agreements or Cash Management Obligations, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the

Borrower and the Administrative Agent after any such setoff and application made by such Lender provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.8.Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company, the Borrower and each of the Administrative Agent, and the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Company, the Borrower and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10.Integration. This Agreement and the other Loan Documents represent the agreement of the Company, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10.12.Submission To Jurisdiction; Waivers.
(a)Each party hereto hereby irrevocably and unconditionally:
(i)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York in New York County, and appellate courts from any thereof;
(ii)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 10.2 or at such other address of which the other parties shall have been notified pursuant thereto;
(iv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(v)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.
Nothing in this Agreement or in any other Loan Document shall affect any right each party hereto may otherwise have to enforce any judgment in any action or proceeding relating to this Agreement in the courts of any jurisdiction.
(b)The Company hereby agrees to irrevocably and unconditionally appoint the Borrower as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section 10.12 and agrees promptly to appoint a successor agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the Company. In any such action or proceeding in such New York State or Federal court, such service may be made on the Company by delivering a copy of such process to the Company in care of the Borrower or the New York Process Agent, as applicable, at the address of the Borrower or the New York Process Agent, as applicable, and by depositing a copy of such process in the mails by certified or registered air mail, addressed to the Company at its address specified in Section 10.2 (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). The Company hereby irrevocably and unconditionally authorizes and directs the Borrower or the New York Process Agent, as applicable, to accept such service on its behalf. As an alternate method of service, the Company irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to the Company by certified or registered air mail at its address specified in Section 10.2. The Company agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.
10.13.Releases of Guarantees and Liens.
(a)The Administrative Agent and the Lenders irrevocably agree that the Lien on any property and any related guarantee obligations will be automatically released (i) (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, (2) upon any sale or transfer of Collateral or any other transaction permitted or not prohibited hereunder or under the Loan Documents to any Person that is not a Loan Party, (3) to the extent property constituting Collateral is owned by any Guarantors, upon the release of such Guarantor from its obligations under the Guarantee Agreement or in accordance with the succeeding sentence, (4) so long as no Event of Default has occurred and is continuing, to the extent the Collateral becomes Excluded Assets or a Guarantor becomes an Excluded Subsidiary in a transaction permitted hereunder, the primary purpose of which transaction is not to effect the release of such Guarantor or any other Guarantor from its obligations under the Loan Documents, or a Guarantor ceases to be a Subsidiary in a transaction permitted hereunder or (5) that has been consented to in accordance with Section 10.1 and (ii) under the circumstances described in paragraph (b) below, in accordance with the provisions of Section 7.12(g) and (h) of the Collateral Agreement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action (without consent rights) requested by the Company (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph) having the effect of releasing any Collateral or Loan Party from its guarantee obligations.
(b)The Administrative Agent and the Lenders irrevocably agree that at such time as the Loans and the other Obligations (other than obligations under or in respect of Lender Hedge Agreements, Lender Cash Management Obligations and contingent indemnity obligations not due and payable) shall have been paid in full, all Letters of Credit have expired or been terminated (or are cash collateralized or backstopped on terms reasonably satisfactory to, or are subject to other arrangements reasonably satisfactory to, the applicable L/C Issuer) and the Commitments have been terminated, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all guarantees and other obligations (other than those expressly stated to survive such termination) of the Company and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c)The Administrative Agent and the Lenders irrevocably agree that Liens on assets of the Loan Parties created by the Loan Documents will be automatically terminated and released upon the transfer of such assets to a Foreign Subsidiary that is not a Loan Party pursuant to Section 7.5(q). The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action (without consent rights) (including to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release pursuant to the foregoing provisions of this paragraph) requested by the Company to effect any termination or release described in this paragraph (c).
10.14.Confidentiality. Each of the Administrative Agent and each Lender and each of their respective Affiliates agrees to keep confidential all information received by them in connection with the Transactions and the related transactions and information received from the Company relating to the Company or its business; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender, any Affiliate of any Lender or any Lender Affiliate (provided that any such Lender Affiliate or Affiliate is advised of its obligation to retain such information as confidential, and such Administrative Agent or Lender shall be responsible for its Affiliates’ and Lender Affiliates’ compliance with this paragraph), (b) to any pledgee referred to in Section 10.6(g), any Transferee or prospective Transferee or any insurance or risk protection providers (provided that in no event shall any disclosure of such information be made to any person that is a Disqualified Lender as of the relevant time); provided that the disclosure of any such information to any such party (other than a Federal Reserve Bank or other central banking authority) shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (c) to its employees, legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature thereof (provided that the Administrative Agent or Lender shall be responsible for compliance of such persons with this paragraph), (d) upon the request or demand of any Governmental Authority, including audits and examinations conducted by bank accountants, any governmental bank regulatory authority exercising examination or regulatory authority or self-regulatory authorities, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), such party will promptly notify the Company, in advance, to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding in which case, such party will promptly notify the Company, in advance, to the extent permitted by law, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Administrative Agent or Lender or its Affiliates or representatives in breach of this Agreement; (h) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to any obligations or any insurance or risk protection providers in respect thereof (so long as such party agrees to be bound by the provisions of this Section 10.14); provided that the disclosure of any such information to any such party shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis or customary market standards for dissemination of such type of information, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (l) if agreed by the Company in its sole discretion, to any other Person; provided that no information shall be disclosed to a Disqualified Lender. The Administrative Agent, Arrangers and the Lenders may disclose the existence of this Agreement and information about this Agreement that is routinely provided by arrangers to such service providers to market data service providers (including league table providers) that serve the lending industry.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its

Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.
10.15.WAIVERS OF JURY TRIAL. THE COMPANY, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.16.Patriot Act. Each Lender that is subject to the requirements of the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.17.No Fiduciary Duty. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do any of the Loan Parties rely on, any fiduciary duty to any of the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person and (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate.

10.18.Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal or unequal parts, the total amount of interest throughout the contemplated term of this Agreement.
10.19.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.20.Conversion of Currencies.
(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 10.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

10.21.Several Obligations. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.
10.22.MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination and for any Mortgaged Property with a building in a special flood hazard area, an acknowledgment by the applicable Loan Party, and evidence of flood insurance, as may be required pursuant to the Flood Laws.
10.23.Acknowledgment Regarding Any Supported QFCs.
(a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as set forth in clause (b) below with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

TABOOLA.COM LTD., as the Company
By:	/s/ Rick Scanlon
Name: Rick Scanlon
Title: Director

By:	/s/ Stephen Walker
Name: Stephen Walker
Title: Chief Financial Officer

By:	/s/ Blythe Holden
Name: Blythe Holden
Title: General Counsel and Corporate Secretary

TABOOLA, INC., as the Company
By:	/s/ Stephen Walker
Name: Stephen Walker
Title: Chief Financial Officer

By:	/s/ Blythe Holden
Name: Blythe Holden
Title: General Counsel and Corporate Secretary

[Taboola – Signature Page to the Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
By:	/s/ DeWayne D. Rosse
Name: DeWayne D. Rosse
Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender
By:	/s/ Lindsay Sames
Name: Lindsay Sames
Title: Director

[Taboola – Signature Page to the Credit Agreement]

Citibank, N.A., as Lender
By:	/s/ Andrew P. Mason
Name: Andrew P. Mason
Title: Managing Director

[Taboola – Signature Page to the Credit Agreement]

UBS AG STAMFORD BRANCH, as a Lender
By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Director

By:	/s/ Larcy Naval
Name: Larcy Naval
Title: Director

[Taboola – Signature Page to the Credit Agreement]

Bank Leumi Le Israel B.M., as a Lender
By:	/s/ Tomer Carrol
Name: Tomer Carrol
Title: Relationship Manager

By:	/s/ Delia Pekelman
Name: Delia Pekelman
Title: SVP

[Taboola – Signature Page to the Credit Agreement]